UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
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Arch

Arch Capital Group Ltd.

PROXY STATEMENT 2021

Notice of Annual General Meeting of Shareholders

Thursday, May 6, 2021

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

T: (441) 278-9250

archcapgroup.com

March 26, 2021

DEAR FELLOW SHAREHOLDER:

You are cordially invited to join Arch Capital Group Ltd.’s Board of Directors and senior leadership at the 2021 annual general meeting of shareholders, which will be held at 12:00 p.m. Eastern Daylight Time, on Thursday, May 6, 2021. As part of our COVID-19 precautions, the annual general meeting will be held virtually via a live webcast. The annual general meeting can be accessed directly at virtualshareholdermeeting.com/ACGL2021. To log in to the annual general meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders. Any questions for the annual general meeting must be submitted in advance at shareholderinfo@archcapgroup.com by 11:59 p.m. Eastern Daylight Time on May 3, 2021.

The attached notice of the 2021 annual general meeting of shareholders and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice.

You may submit your proxy either over the telephone or the internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Thank you for your continued support.
Sincerely,
Marc Grandisson
Chief Executive Officer

NOTICE OF 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

When:     Thursday, May 6, 2021, 12:00 p.m. Eastern Daylight Time

Where:     virtualshareholdermeeting.com/ACGL2021
We are pleased to invite you to the Arch Capital Group Ltd. 2021 Annual General Meeting of Shareholders, ( the “Annual Meeting”) which will be held virtually.
Items of Business:
1.Elect four Class II Directors to serve for a term of three years or until their respective successors are duly elected and qualified (Item 1);
2.Advisory vote to approve named executive officer compensation (Item 2);
3.Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Item 3);
4.Elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 4); and
5.Conduct other business if properly raised.
You are eligible to vote if you were a shareholder of record at the close of business on March 9, 2021.

Dominic Smith Secretary
Hamilton, Bermuda March 26, 2021

Voting Information
Ensure that your shares are represented at the 2021 Annual Meeting by voting in one of several ways:

Go to the website listed on your proxy card or Notice to vote VIA THE INTERNET.
Call the telephone number specified on your proxy card or on your Voting Instruction Form to vote BY TELEPHONE.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.
Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your MOBILE DEVICE.
Attend the virtual meeting to vote (see “Annual Meeting Attendance” in Annex A—General Information).

Important Notice Regarding Annual Meeting

To log in to the Annual Meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders.

Any questions for the Annual Meeting must be submitted in advance at shareholderinfo@archcapgroup.com by 11:59 p.m. Eastern Daylight Time on May 3, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This Proxy Statement and 2020 Annual Report are available at proxyvote.com. On or about March 26, 2021 we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2020 Annual Report. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet, by phone or with your mobile device.

3	| 2021 PROXY STATEMENT

2021 PROXY STATEMENT |	4

PROXY SUMMARY
This summary highlights information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. As used in this report, “we,” “us,” “our,” “Arch” or the “Company” refer to the consolidated operations of Arch Capital Group Ltd. (“Arch Capital”) and its subsidiaries. For more complete information regarding the Company’s 2020 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

ROADMAP OF VOTING MATTERS
Shareholders are being asked to vote on the following matters at the 2021 Annual Meeting:

Our Board’s Recommendation
ITEM 1 - Election of Directors (page 9)
The Arch Capital Board of Directors (the “Board”) and the Nominating and Governance Committee of the Board believe that the four Director nominees possess the necessary qualifications and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareholders.	FOR Each Director Nominee
ITEM 2 - Advisory Vote to Approve Named Executive Officer Compensation (page 28)
The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 28 and the Executive Compensation Tables beginning on page 51. The Board values shareholders’ opinions, and the Compensation Committee of the Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.
FOR
ITEM 3 - Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm (page 66)
The Audit Committee of the Board and the Board believe that the retention of PricewaterhouseCoopers LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2021, is in the best interests of the Company and its shareholders. As required by Bermuda law, shareholders are being asked to appoint the Audit Committee’s selection of the Independent Auditors.	FOR One Year
ITEM 4 - Election of Designated Company Directors of Certain Non-U.S. Subsidiaries (page 67)
The Board and management believe that the named Designated Company Director nominees possess the necessary qualifications and experience to provide oversight for the Company’s non-U.S. subsidiaries.	FOR Each Director Nominee

5	| 2021 PROXY STATEMENT

DIRECTOR NOMINEES	See page 9
The Board is comprised of 11 members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting, the election of the following Class II directors for a term of three years or until their successors are duly elected and qualified:

				Committee Membership (1)
Name	Age	Director Since	Primary Occupation	A	C	E	FIR	NG	UW
Eric W. Doppstadt	61	November 2010	Vice President and Chief Investment Officer of the Ford Foundation		■		■	■
Laurie S. Goodman	65	May 2018	Vice President at the Urban Institute	■				■	■
John M. Pasquesi	61	October 2001	Managing Member of Otter Capital LLC			■	■	■	■
Thomas R. Watjen	66	January 2020	Former President and Chief Executive Officer of Unum Group	■			■		■
(1)A = Audit Committee; C = Compensation Committee; E = Executive Committee; FIR = Finance, Investment and Risk Committee; NG = Nominating and Governance Committee; UW = Underwriting Oversight Committee

SHAREHOLDER ENGAGEMENT	See page 36
We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. Over the past year, as part of our engagement with our shareholders, members of our Compensation Committee of the Board, our Chairman and members of senior management had discussions with institutional shareholders representing a significant number of our issued and outstanding common shares to discuss, among other things, our executive compensation program. We remain committed to listening to feedback from shareholders as we continue to review and evaluate our compensation programs, governance and sustainability matters.

2021 PROXY STATEMENT |	6

KEY EXECUTIVE COMPENSATION POLICIES AND PRACTICES	See page 36
Our compensation framework includes these key policies and practices:

What We Do
▪Structure the majority of pay as performance-based, which is tied to rigorous financial, strategic and relative shareholder return performance goals.
▪Align executive compensation with shareholder returns.
▪Apply caps on both the annual and long-term incentive plans.
▪Apply stock ownership and holding guidelines.
▪Discourage inappropriate risk taking that is inconsistent with the long-term success of the Company.
▪Require minimum vesting periods for equity awards.
▪Include clawback provisions for all incentive-based compensation.
▪Include double-trigger change in control provisions in equity awards that are assumed by an acquirer.
▪Prohibit hedging under our Insider Trading Policy in our Code of Business Conduct.
▪Limit shares that can be pledged.
▪Set the exercise price of our stock options and stock appreciation rights (“SARs”) at the closing share price on the grant date.
▪Engage an independent compensation consultant that reports directly to the Compensation Committee.
▪Utilize a peer group approved by our Board to aid in the determination of compensation and to assess our performance relative to similar companies.
▪Engage with our shareholders.

What We Don’t Do
▪No repricing or reducing the exercise price of stock options or SARs.
▪No exchanging out of the money stock options or SARs for cash or other property.
▪No tax gross-ups provided to named executive officers.
▪No excise tax gross-up payments in connection with change in control payments.

7	| 2021 PROXY STATEMENT

SUSTAINABILITY PRACTICES
Sustainability at Arch is an element of our business ethos and strategy that weaves throughout our day-to-day operations, decision-making and consistent efforts to support and give back to the communities where we live and work. We approach sustainability with a firm understanding and established history of delivering reliable risk management expertise to our markets. Our worldwide environmental, social and governance (“ESG”) strategy is grounded in this fundamental, collective understanding of risk. We are committed to sharing ESG disclosures and heightened transparency around our strategy and mitigation efforts. Our sustainability approach can be highlighted in four areas:
Environment—Operations: As a global insurer and a responsible corporate citizen, we are working to reduce the harmful impacts our operations have on our world’s environment. We are currently quantifying our greenhouse gas emissions and are committed to doing our part to mitigate climate change and reduce our carbon footprint.
Social—Community Impact: One of Arch’s core values is to make a difference in the communities where we live and work. Through our targeted philanthropic programs, partnering with like-minded national/international/local organizations, and by harnessing the power of more than 4,500 employees willing to engage in socially-responsible endeavors, we are committed to helping individuals and communities build safe, strong and successful communities.
Social—Diversity and Inclusion: We aim to foster an inclusive culture where diverse backgrounds and perspectives are valued through teamwork and collaboration. Only then will we create the best new ideas and innovations, and only then will we truly Enable PossibilitySM. See “Our Values” at archcapgroup.com/about/our-purpose-and-values/.
Governance—Ethics: We value honesty and integrity above all else. We believe that doing the right thing every day is core to our character. We are proud of our reputation as a Company that places ethics and integrity above all else.
To learn more about our sustainability practices, please see our annual Sustainability Report(s) and Sustainability Accounting Standards Board (SASB) disclosure document(s), which include our sustainability goals and provide detail on our sustainability practices and achievements at: archcapgroup.com/sustainability-governance/documents/.

GENERAL INFORMATION	See page A-1
Please see “Annex A—General Information” for important information about the proxy materials, voting, the 2021 Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominees for the 2022 annual general meeting.

LEARN MORE ABOUT OUR COMPANY
You can learn more about the Company by visiting:

■	Our website—archcapgroup.com	■	Proxy website—proxyvote.com, which includes this Proxy Statement and our 2020 Annual Report.

2021 PROXY STATEMENT |	8

GOVERNANCE
ITEM 1—ELECTION OF DIRECTORS
The Board of Arch Capital is currently comprised of 11 members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting the election of Eric W. Doppstadt, Laurie S. Goodman, John M. Pasquesi and Thomas R. Watjen to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board by the Nominating and Governance Committee of the Board.
Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

Eric W. Doppstadt

■	61 years old	Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation since 1989, most recently as director of private equity investments for the foundation’s endowment. He joined the Ford Foundation as resident counsel, later assuming senior positions managing the Ford’s alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute and is a director of Harvard Management Company and of Makena Capital Management, LLC. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law.

Mr. Doppstadt’s qualifications for service on our Board include his extensive investment experience and investment management skills.

■	Director since November 2010
■	Class II Director of Arch Capital
■	Compensation Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

Laurie S. Goodman

■	65 years old	Ms. Goodman is the Vice President at the Urban Institute and Founder and Co-Director of its Housing Finance Policy Center. Before joining the Urban Institute in 2013, Ms. Goodman spent 30 years at several Wall Street firms. From 2008 to 2013, she was Senior Managing Director at Amherst Securities Group LP. From 1993 to 2008, Ms. Goodman was head of global fixed income research and Manager of U.S securitized products research at UBS and predecessor firms. Before that, she was a senior fixed income analyst, a mortgage portfolio manager and a senior economist at the Federal Reserve Bank of New York.

Ms. Goodman serves on the board of directors of the real estate investment trust MFA Financial, a director of DBRS Inc., and is an adviser to the Amherst Group. Ms. Goodman has a B.A. in Mathematics from the University of Pennsylvania and an A.M. and Ph.D. in Economics from Stanford University.

Ms. Goodman’s qualifications for service on our Board include her extensive analytics and strategy experience, her housing finance expertise and her service on boards of directors of other companies.
■	Director since May 2018
■	Class II Director of Arch Capital
■	Audit Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

9	| 2021 PROXY STATEMENT

John M. Pasquesi

■	61 years old
Mr. Pasquesi has been Chairman of the Board of Arch Capital since September 2019. From November 3, 2017 to September 14, 2019, he served as Lead Director. Mr. Pasquesi is the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.
Mr. Pasquesi’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

■	Director since October 2001
■	Chairman of the Board
■	Class II Director of Arch Capital
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

Thomas R. Watjen

■	66 years old
Mr. Watjen has extensive experience in the insurance sector having spent over 20 years at Unum Group and its predecessor, The Provident Companies. From 2003 to 2015, he was President and Chief Executive Officer of Unum Group. Prior to this, Mr. Watjen served as Vice Chairman and Chief Operating Officer of Unum Group from 2002 to 2003 and Executive Vice President, Finance and Risk Management for the company from 1999 to 2002. In 1994, he joined The Provident Companies as Executive Vice President and Chief Financial Officer and was later named Vice Chairman and Chief Operating Officer, a position he held from 1997 to 1999. Prior to Unum Group, Mr. Watjen worked at Morgan Stanley & Co. as Managing Director, Investment Banking from 1987 to 1994. From 1984 to 1987 he worked at Conning & Company in the consulting and venture capital areas, and from 1981 to 1984 he worked with Aetna Life & Casualty in both the investment and finance areas. He currently serves on the boards of directors of LocatorX and Prudential plc. Mr. Watjen also serves on the board of visitors of Virginia Military Institute. He holds a B.A. in Economics from the Virginia Military Institute and an M.B.A. from the University of Virginia, Darden School of Business Administration.
The Nominating and Governance Committee engaged an independent consulting firm to assist it in identifying and assessing potential candidates, resulting in the identification, evaluation and nomination of Mr. Watjen for election to the Board.
Mr. Watjen’s qualifications for service on our Board include his extensive senior management and operating experience in the insurance industry and his service on boards of directors of other companies.

■	Director since January 2020
■	Class II Director of Arch Capital
■	Audit Committee
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

Required Vote
A majority of the votes cast will be required to elect the above nominees as Class II Directors of Arch Capital.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

2021 PROXY STATEMENT |	10

Appointed Directors, Continuing Directors and Senior Management
The following individuals are our appointed and continuing directors:

John L. Bunce, Jr.

■	62 years old
Mr. Bunce is Managing Director and Founder of Greyhawk Capital Management, LLC and Managing Director and Founder of Steel Box, LLC. Both Greyhawk and Steel Box are investment organizations. Mr. Bunce has served as a director of numerous public and private companies and he continues to serve on several private company boards and as an Overseer of the Hoover Institution. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School.
Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

■	Director since November 2001
■	Class III Director of Arch Capital
■	Term expires 2022
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

Marc Grandisson

■	53 years old
Mr. Grandisson was promoted to the position of Chief Executive Officer of Arch Capital on March 3, 2018 and was appointed to our Board in March 2018. From March 2018 to December 2020, he was also President of Arch Capital, and from January 2016 to March 2018, he was President and Chief Operating Officer of Arch Capital. Prior to that role, he was Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group from 2005 to 2015, and the Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group from February 2014 to December 2015. He joined Arch Reinsurance Ltd. (“Arch Re Bermuda”) in October 2001 as Chief Actuary. He subsequently held various leadership roles, including Chief Underwriting Officer and Actuary, President and Chief Operating Officer, eventually being named President and Chief Executive Officer at Arch Re Bermuda. Prior to joining Arch, he held various positions with the Berkshire Hathaway Group, F&G Re, Inc. and Tillinghast/Towers Perrin. He holds a B.Sc. in Actuarial Science from Université Laval in Canada and an M.B.A. from The Wharton School of the University of Pennsylvania. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Grandisson’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	With Arch since October 2001
■	Chief Executive Officer of Arch Capital
■	Director since March 2018
■	Class III Director of Arch Capital
■	Term expires 2022
■	Executive Committee

Moira Kilcoyne

■	58 years old
Ms. Kilcoyne is the owner of MAK Management Consulting, which she founded in 2016. She is a technology industry veteran with extensive financial services experience. From 2013 to 2016, she served as Co-Chief Information Officer of Morgan Stanley where she co-headed the company’s global technology and data business and she also sat on the firm’s Management Committee. Prior to becoming Co-Chief Information Officer, Ms. Kilcoyne held a number of senior technology roles within Morgan Stanley. She currently serves on the boards of directors of Quilter plc and Citrix Systems, Inc. and she is also a Trustee of Manhattan College. Ms. Kilcoyne has a B.S. in Mathematics from Manhattan College.
Ms. Kilcoyne’s qualifications for service on our Board include her more than 30 years of experience in the technology industry, her extensive financial services experience and service on boards of directors of other companies.

■	Director since January 2020
■	Class III Director of Arch Capital
■	Term expires 2022
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

11	| 2021 PROXY STATEMENT

Louis J. Paglia

■	63 years old
Mr. Paglia is the founding member of Oakstone Capital LLC, a private investment firm. He previously founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. Mr. Paglia currently serves on the board of directors of Sarissa Capital Acquisition Corp. He holds a B.S. in Engineering from Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.
Mr. Paglia’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.

■	Director since July 2014
■	Class I Director of Arch Capital
■	Term expires 2023
■	Compensation Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

Brian S. Posner

■	59 years old
Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm focused on financial, bio-pharmaceutical, and other services-related companies. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as Co-Chief Investment Officer and director of research. Mr. Posner currently serves on the board of directors of Biogen Inc. and he is a trustee of the AQR Funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business.
Mr. Posner’s qualifications for service on our Board include his strong financial background, executive management and operating experience in financial services companies, investment skills and extensive experience as a leading institutional investment manager and advisor.

■	Director since November 2010
■	Class I Director of Arch Capital
■	Term expires 2023
■	Audit Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

2021 PROXY STATEMENT |	12

Eugene S. Sunshine

■	71 years old
Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The Johns Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the boards of directors of Chicago Board Options Exchange and Kaufman Hall and Associates. Mr. Sunshine is a former member of the boards of Bloomberg L.P., Keypath Education, National Mentors Holdings and Nuveen Investments. He holds a B.A. from Northwestern University and a Master of Public Administration degree from Syracuse University’s School of Citizenship and Public Affairs.
Mr. Sunshine’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

■	Director since July 2014
■	Class III Director of Arch Capital
■	Term expires 2022
■	Audit Committee
■	Compensation Committee
■	Nominating and Governance Committee

John D. Vollaro

■	76 years old
Mr. Vollaro has been a Senior Advisor of Arch Capital since April 2009 and was appointed to our Board in November 2009. He was Executive Vice President and Chief Financial Officer of Arch Capital from January 2002 to March 2009 and Treasurer of Arch Capital from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991.
Mr. Vollaro’s qualifications for service on our Board include his strong financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	Director since November 2009
■	Class I Director of Arch Capital
■	Term expires 2023
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

The following individuals are members of senior management, including our executive officers, who do not serve as directors of Arch Capital:

François Morin

■	53 years old
Mr. Morin is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst and a Member of the American Academy of Actuaries.

■	With Arch since October 2011
■	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital

13	| 2021 PROXY STATEMENT

Nicolas Papadopoulo

■	58 years old
Mr. Papadopoulo is President and Chief Underwriting Officer of Arch Capital and CEO of Arch Worldwide Insurance Group. He was promoted to his current position January 1, 2021. From September 2017 to December 2020, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations. From July 2014 to September 2017, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Reinsurance Group at Arch Capital. He joined Arch Re Bermuda in December 2001 where he held a variety of underwriting roles. Prior to joining Arch, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama and he was also an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a master’s degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.

■	With Arch since December 2001
■	President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group

Maamoun Rajeh

■	50 years old	Mr. Rajeh has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Designated Activity Company (“Arch Re Europe”) from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.
■	With Arch since December 2001
■	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group

David E. Gansberg

■	48 years old	Mr. Gansberg was promoted to the position of Chief Executive Officer, Global Mortgage Group at Arch Capital on March 1, 2019, which provides mortgage insurance and reinsurance on a worldwide basis. From February 2013 through February 2019, he was the President and Chief Executive Officer of Arch Mortgage Insurance Company. From July 2007 to February 2013, Mr. Gansberg was Executive Vice President and a director at Arch Reinsurance Company (“Arch Re (U.S.)”). Prior to that, he held various underwriting, operational and strategic roles at Arch Re Bermuda and Arch Capital Services LLC (formerly Arch Capital Services Inc.), where he joined in December 2001. Prior to joining Arch, Mr. Gansberg held various positions with ACE Bermuda and Cigna Property and Casualty. He holds a B.S. in Actuarial Mathematics from the University of Michigan.

■	With Arch since December 2001
■	Chief Executive Officer, Global Mortgage Group

Jennifer Centrone

■	48 years old	Ms. Centrone is Executive Vice President, Chief Human Resources Officer of Arch Capital Services LLC, where she is responsible for leading the organization’s talent and culture strategies. Prior to joining Arch, Ms. Centrone was Senior Vice President, Human Resources at Voya Financial from August 2015 to May 2019, where she was responsible for leading key talent, organizational and transformational strategies. Before Voya Financial, Ms. Centrone held senior human resources roles at both The Hartford Financial Services Group, Inc. and Accenture. She holds a B.A. in English Writing and Literature from Fairfield University.
■	With Arch since June 2019
■	Executive Vice President, Chief Human Resources Officer of Arch Capital Services LLC

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Chris Hovey

■	54 years old
Mr. Hovey is Chief Operations Officer of Arch Capital Services LLC. From July 2018 to January 2020, Mr. Hovey served as Executive Vice President and Chief Information Officer at Arch Capital Services LLC (formerly Arch Capital Services Inc.). Prior to that, he held the role of Chief Operating Officer of Arch Mortgage Insurance Company. Before joining Arch, Mr. Hovey acted as Chief Operating Officer for PMI Mortgage Insurance Co. (“PMI”) since 2011. He also served as Senior Vice President of servicing operations and loss management for PMI, which he originally joined in 2002. Mr. Hovey holds a B.A. from San Francisco State University and an M.B.A. from Saint Mary’s College in Moraga, California.

■	With Arch since January 2014
■	Chief Operations Officer of Arch Capital Services LLC

W. Preston Hutchings

■	65 years old
Mr. Hutchings has served as President of Arch Investment Management Ltd. (“AIM”) since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

■	With Arch since July 2005
■	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of Arch Capital

Louis T. Petrillo

■	55 years old
Mr. Petrillo has been President and General Counsel of Arch Capital Services LLC since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of Arch Capital. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of Arch Capital’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.

■	With Arch since January 1996
■	President and General Counsel of Arch Capital Services LLC

Jay Rajendra

■	40 years old
Mr. Rajendra is the Chief Strategy and Innovation Officer at Arch Capital. He is responsible for pursuing new business models and technologies while leading Arch’s analytics capabilities to improve profitability and growth. Mr. Rajendra joined Arch in 2016 in the role of Chief Analytics Officer for Arch Capital, a position he held until January 2020. Prior to joining Arch, Mr. Rajendra was Head of Business Solutions for XL Catlin’s Strategic Analytics team. Before XL, Mr. Rajendra was a Senior Consultant at Towers Watson in both North America and Europe, where he advised large international (re)insurers and start-ups on pricing, strategy and M&A. He is a Fellow of the Institute of Actuaries, Fellow of the Casualty Actuarial Society and Member of the American Academy of Actuaries. He holds a combined Bachelors and Masters in Mathematics from Oxford University and an M.B.A. from Massachusetts Institute of Technology.

■	With Arch since August 2016
■	Chief Strategy and Innovation Officer of Arch Capital

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Board
Leadership Structure
The Board reviews the Company’s leadership structure from time to time. The Board has determined that a split in the role of chairman of the board and chief executive officer is appropriate and in the best interests of the Company’s shareholders. The Board has also determined that the role of independent lead director is not currently necessary as our Chairman of the Board, Mr. Pasquesi, is a non- management/independent director.
Several factors ensure that we have a strong and independent Board. All directors, with the exception of Messrs. Grandisson and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Audit, Compensation and Nominating and Governance Committees of our Board are composed entirely of independent directors. The Company’s independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
Board Independence and Composition
Our Board consists of 11 directors, including nine non-employee directors. Our Board has concluded that the following nine non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Laurie S. Goodman, Moira Kilcoyne, Louis J. Paglia, John M. Pasquesi, Brian S. Posner, Eugene S. Sunshine and Thomas R. Watjen. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities.
As outlined below, Committees of the Board help oversee the business and operations of the Company:

Audit Committee	Oversees management of financial reporting and compliance risks.
Compensation Committee	Oversees the management of risks relating to the Company’s compensation plans and arrangements, retention of personnel and succession planning.
Executive Committee	Oversees and directs the business and affairs of the Company in intervals between meetings of the Board.
Finance, Investment and Risk Committee	Oversees risks relating to the financial, investment, operational (including information technology and data security) and other risk affairs of the Company.
Nominating and Governance Committee	Oversees risks associated with the composition of the Board, corporate governance and environmental, social, governance (“ESG”) matters.
Underwriting Oversight Committee	Oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance, reinsurance and mortgage businesses.

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Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees, including Audit, Compensation, Executive, Finance, Investment and Risk, Nominating and Governance and Underwriting Oversight Committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each Committee Charter and our Corporate Governance Guidelines are available on the Company’s website located at archcapgroup.com. None of the material on our website is incorporated herein by reference.

Meetings
The Board held 14 meetings during 2020, in addition to several informational meetings intended to keep the Board updated on COVID-19 impacts and responses. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2020. Directors are encouraged, but not required, to attend our annual general meeting of shareholders. All of our then-current directors attended the 2020 annual general meeting.
Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255
    E-Mail: shareholderinfo@archcapgroup.com
All shareholder communications will be compiled by the Secretary for review by the Board.

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Committees of the Board

Director	Audit	Compensation	Executive	Finance, Investment and Risk	Nominating and Governance	Underwriting Oversight
John L. Bunce, Jr.		■	■	■	Chair
Eric W. Doppstadt		■		Chair	■
Laurie S. Goodman	■				■	■
Marc Grandisson			■
Moira Kilcoyne				■	■	■
Louis J. Paglia		■			■	Chair
John M. Pasquesi			Chair	■	■	■
Brian S. Posner	Chair				■	■
Eugene S. Sunshine	■	Chair			■
John D. Vollaro				■		■
Thomas R. Watjen	■			■		■

Audit Committee
The Audit Committee of the Board assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
All of our Audit Committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Mr. Posner qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held five meetings during 2020.
Compensation Committee
The Compensation Committee of the Board approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board regarding our officer compensation plans, policies and programs.
All of our Compensation Committee members are considered independent under the listing standards of
NASDAQ governing the qualifications of the members of compensation committees. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than Arch Capital) with which any member of our Board serves as an executive officer. The Compensation Committee held five meetings during 2020.
Executive Committee
The Executive Committee of the Board may generally exercise all the powers and authority of the Board, when it is not in session, in the management of our business and affairs, unless the Board otherwise determines. The Executive Committee held one meeting during 2020.
Finance, Investment and Risk Committee
The Finance, Investment and Risk Committee of the Board oversees the Board’s responsibilities relating to the financial, operational (including information technology and data security) and other risk affairs of the Company and recommends to the Board financial policies, risk tolerances, strategic investments and overall investment policy, including review of manager selection, financial and risk benchmarks and investment performance. The Finance, Investment and Risk Committee held four meetings during 2020.

2021 PROXY STATEMENT |	18

Nominating and Governance Committee
The Nominating and Governance Committee of the Board is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders.
All of our Nominating and Governance Committee members are considered independent under the listing standards of NASDAQ. The Nominating and Governance Committee held four meetings during 2020.
When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee will consider recommendations from Board members, management and others, including shareholders. In general, the Committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a board representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should follow the procedures as described under the caption “Shareholder Proposals for the 2022 Annual General Meeting.”
In addition, the Nominating and Governance Committee develops a process for the Board’s periodic self- evaluation and oversees the establishment, management and processes related to ESG activities. The Nominating and Governance Committee receives periodic reports on ESG topics and activities, and the reports detail the Company’s progress on substantive sustainability initiatives as well as the increasing number of sustainability rating agencies that evaluate our ESG performance.
Underwriting Oversight Committee
The Underwriting Oversight Committee of the Board assists the Board by reviewing the underwriting activities of our insurance, reinsurance and mortgage businesses. The Underwriting Oversight Committee held four meetings in 2020. In addition, the members of the Underwriting Oversight Committee regularly participate in the underwriting and business review meetings held in our insurance, reinsurance and mortgage operations throughout the year.

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Director Compensation
The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.
In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, input received from the Compensation Committee’s independent consultant, the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.
The following table provides information concerning the compensation of our directors for the year ended December 31, 2020. Directors who also serve as employees of the Company do not receive payment for service as directors. In addition to the arrangements described below, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table. Please also refer to the “2020 Summary Compensation Table” for Mr. Grandisson’s compensation.

Name		Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
John L. Bunce, Jr.	NC	161,015		124,983	25,000		310,998
Eric W. Doppstadt	FC	158,515		124,983	—		283,498
Laurie S. Goodman		161,015		124,983	49,854		335,852
Moira Kilcoyne (4)		173,167		156,636	—		329,803
Louis J. Paglia	UC	186,015		124,983	25,000		335,998
John M. Pasquesi*	EC	402,478	(5)	124,983	—		527,462
Brian S. Posner	AC	186,015		124,983	30,000		340,998
Eugene S. Sunshine	CC	186,015		124,983	5,850		316,848
John D. Vollaro		600,000	(6)	—	100,162	(7)	700,162
Thomas R. Watjen (4)		202,893		156,636	—		359,529

AC = Audit Committee Chair, CC= Compensation Committee Chair, EC = Executive Committee Chair, FC = Finance, Investment and Risk Committee Chair, NC = Nominating and Governance Committee Chair, UC = Underwriting Oversight Committee Chair
*Chairman of the Board

2021 PROXY STATEMENT |	20

(1)    Each non-employee member of our Board is entitled to receive an annual cash retainer fee in the amount of $125,000. Each such director may elect to receive the retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director will be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares on the date of grant. Effective as of May 7, 2020, the Chairman of the Board received an additional annual retainer of $125,000, which he elected to receive in the form of common shares. For the February 2020 Board meeting, each non-employee director was entitled to receive a Board meeting fee of $2,500 and $1,500 for any committee meetings. Effective May 7, 2020, non-employee directors no longer received meeting fees, and instead received an increase in restricted shares granted, as outlined in footnote (2) below. This column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chair, Audit Committee member and retainer fees, as applicable and as described above. For the 2020–2021 annual period, Messrs. Doppstadt and Sunshine received their annual retainer fees in the form of cash and Mss. Goodman and Kilcoyne and Messrs. Bunce, Paglia, Pasquesi, Posner and Watjen received their annual retainers in the form of 5,058 common shares.
The following table sets forth the fees payable to our chairs and Audit Committee members.

Committee Chair/Member	Annual Fee
Audit Committee Chair	$50,000
Audit Committee Member	$25,000
Chairman of the Board	$125,000
Compensation Committee Chair	$25,000
Executive Committee Chair	$10,000
Finance, Investment and Risk Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000
Underwriting Oversight Committee Chair	$50,000
(2)Each year, the non-employee directors are granted a number of restricted shares equal to $125,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on May 1 of the following year. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 7, 2020, each non-employee director received 5,058 common shares, which will vest on May 1, 2021.
The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2020 for Mss. Goodman and Kilcoyne and Messrs. Bunce, Doppstadt, Paglia, Pasquesi, Posner, Sunshine and Watjen was 5,058 common shares.
(3)The amounts in the “All Other Compensation” column for Ms. Goodman and Messrs. Bunce, Paglia, Posner, Sunshine and Vollaro include matching gifts made under the Company’s matching gift program.
Under the matching gift program in 2020, the Company matched eligible contributions to qualified charitable organizations on a dollar-for-dollar basis, up to a maximum of $25,000 per calendar year. Ms. Goodman and Messrs. Posner and Vollaro each had multi-year pledges made under the prior policy, which we have grandfathered under that policy not to exceed $50,000 (the prior cap). During 2020, the Company made an aggregate of approximately $180,704 in matching contributions on behalf of the directors noted in the table above.
(4)    Ms. Kilcoyne and Mr. Watjen began their director term on January 1, 2020. Both received pro-rated director fees and stock awards for the 2019-2020 term, included in the table above. The value of the pro-rated retainer fee was $41,667. Ms. Kilcoyne made an election to receive this fee in shares and received 971 shares. The value of the stock awards for both was $31,653 or 738 common shares.
(5)    Mr. Pasquesi transitioned to Chairman of the Board and Chairman of the Executive Committee in September 2019. The amounts set forth include a pro-rated Executive Committee Chairman fee in the amount of $6,439 earned by Mr. Pasquesi from September 15, 2019 through May 6, 2020.
(6)    Mr. Vollaro is a Senior Advisor and an employee of the Company. Mr. Vollaro’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the Compensation Committee and the Board for his role as Senior Advisor of the Company. For 2020, Mr. Vollaro received a cash bonus of $350,000. In addition, Mr. Vollaro is a member of the Finance, Investment and Risk Committee and Underwriting Oversight Committee of the Board. A description of Mr. Vollaro’s employment agreement is included below.
(7)    The amount for Mr. Vollaro includes $34,440 in contributions to our defined contribution plans. In addition, the total amount includes the payment for club dues and tax preparation services, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

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Employment Agreement with John Vollaro
Our employment agreement with John Vollaro provides for his employment as Senior Advisor of Arch Capital to continue until terminated by either party by providing at least six months’ prior written notice. His base salary is $250,000 per annum, and the target rate for his annual cash bonus is 100% of his annual base salary. Mr. Vollaro is eligible to receive share-based awards at the discretion of the Board and is also entitled to participate in employee benefit programs and other fringe benefits customarily provided to similarly situated senior executives. The Company will reimburse him for his reasonable expenses incurred traveling between Bermuda and the United States.
If Mr. Vollaro’s employment is terminated by us without cause prior to the end of the term, he will be entitled to receive the base salary and target annual bonus which would have been paid to him under his employment agreement for the period through six months after the date of termination of employment (the “Severance Amount”). The Severance Amount would be payable over 12 months. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of his death or permanent disability, he (or his estate) will be entitled to receive an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable. Mr. Vollaro’s major medical insurance coverage benefits will continue for up to 12 months after the date of termination in the event that his employment ends due to permanent disability, or he is terminated other than for cause. Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause, the term of his noncompetition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Matters Relating to Director Share Ownership
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted:
Share Ownership Guidelines: Share ownership guidelines require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.
Share Holding Requirements: Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Arch Capital’s equity awards. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.
No Hedging Permitted: As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common stock or any other publicly-traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.
Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to review by the Board. The Board has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of Arch Capital has a material interest (each a “portfolio company”), on the

2021 PROXY STATEMENT |	22

one hand, and Arch Capital or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of Arch Capital or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to Arch Capital and its subsidiaries. In addition, these transactions also require the approval of Arch Capital under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of Arch Capital writes a direct insurance policy for a portfolio company where the Company will receive less than $3.0 million in annual premiums and (2) a transaction in which a U.S.-based subsidiary of Arch Capital (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which the Company will receive $3.0 million or more in annual premiums, in which case, the general counsel of Arch Capital Services LLC should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.
Chiara Nannini, a director of certain of our non-U.S. subsidiaries, is a director of the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also “Compensation Committee Interlocks and Insider Participation” for a description of transactions with certain related persons.
Based on a Schedule 13G/A filed in December 2020, BlackRock Inc. (“BlackRock”) owned approximately 4.8% of the issued and outstanding common shares of Arch Capital as of November 30, 2020. BlackRock, through its subsidiaries, provides various investment management, investment trade support and risk analysis services to Arch Capital and its subsidiaries. During 2020, the Company incurred $26.8 million of fees, in the aggregate, under these services arrangements with BlackRock.
In January 2017, the Company and Kelso & Co. (“Kelso”), sponsored Premia Reinsurance Ltd., a newly formed multi-line Bermuda reinsurance company (“Premia Re”). Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consisted of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Re Bermuda and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired 25.0% of Premia’s common equity as well as warrants to purchase additional common equity. Two of the co-investors included Nicolas Papadopoulo, President and Chief Underwriting Officer of Arch Capital and CEO of Arch Worldwide Insurance Group, who invested $2.5 million for a 0.625% stake, and Maamoun Rajeh, Chairman and CEO of Arch Worldwide Reinsurance Group, who invested $0.5 million for a 0.125% stake. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. Subsidiaries of Arch Capital are providing certain administrative and support services to Premia pursuant to services agreements. Arch Re Bermuda has appointed two directors to serve on the seven person board of directors of Premia Re. Arch Re Bermuda is providing a 25% quota share reinsurance treaty on certain business written by Premia Re.
In November 2019, we completed the acquisition of Barbican Group Holdings Limited, and its subsidiaries, collectively (“Barbican”). Barbican entered into certain reinsurance and related transactions with Premia pursuant to which Premia assumed a transfer of liability for the 2018 and prior years of account of Barbican as of July 1, 2019. Barbican recorded reinsurance recoverable on unpaid and paid losses and funds held liability of $199.8 million and $149.6 million, respectively, at December 31, 2020.
In 2020, Arch Capital and Arch Re Bermuda entered into agreements pursuant to which Arch Re Bermuda, together with certain co-investors, expect to acquire all of the common shares of Watford, subject to customary closing conditions including regulatory and shareholder approval.
In 2020, we made a $125,000 contribution to the Urban Institute, a non-profit research organization that employs Laurie S. Goodman.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of Arch Capital may have an ownership or other interest.

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SHARE OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of February 16, 2021 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of Arch Capital and (3) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	34,592,581	8.6%
Cascade Investment, L.L.C. (3) 2365 Carillon Point Kirkland, Washington 98033	34,533,297	8.6%
Artisan Partners Holdings LP (4) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	31,553,498	7.8%
Baron Capital Group, Inc. (5) 767 Fifth Avenue New York, New York 10153	21,004,452	5.2%
Marc Grandisson (6)	3,862,118	*
John L. Bunce, Jr. (7)	2,089,050	*
Eric W. Doppstadt (8)	67,638	*
Laurie S. Goodman (9)	24,984	*
Moira Kilcoyne (10)	11,825	*
Louis J. Paglia (11)	46,557	*
John M. Pasquesi (12)	4,848,915	1.2%
Brian S. Posner (13)	103,801	*
Eugene S. Sunshine (14)	23,862	*
John D. Vollaro (15)	462,882	*
Thomas R. Watjen (16)	13,029	*
David E. Gansberg (17)	412,616	*
François Morin (18)	503,763	*
Nicolas Papadopoulo (19)	1,174,417	*
Maamoun Rajeh (20)	865,837	*
All directors and executive officers (17 persons) (21)	15,870,628	3.9%
_________________________
* Denotes beneficial ownership of less than 1%

2021 PROXY STATEMENT |	24

(1)Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of February 16, 2021. Therefore, column (B) has been computed based on (a) 403,793,661 common shares actually outstanding as of February 16, 2021; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of February 16, 2021 upon the exercise of options held only by such person. All references to “options” in the above table and the related footnotes include SARs, as applicable.
(2)Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). In the Schedule 13G/A it is reported that Vanguard has shared dispositive power with respect to 932,487 common shares, shared voting power with respect to 382,479 common shares and sole dispositive power with respect to 33,660,094 common shares.
(3)Based on a Schedule 13G/A filed with the SEC on February 14, 2013 jointly by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates III. In the Schedule 13G/A, it is reported that Cascade has sole voting and dispositive power with respect to 34,533,297 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.
(4)Based on a Schedule 13G/A filed with the SEC on February 10, 2021 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 31,553,498 common shares, including 19,148,852 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 29,465,939 common shares and shared dispositive power with respect to 31,553,498 common shares; and (b) Artisan Funds has shared voting and dispositive power with respect to 19,148,852 common shares.
(5)Based upon a Schedule 13G/A filed with the SEC on February 12, 2021 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 20,392,452 common shares and shared dispositive power with respect to
21,004,452 common shares; (b) BAMCO has shared voting power with respect to 19,393,014 common shares and shared dispositive power with respect to 20,005,014 common shares; (c) BCM has shared voting power with respect to 999,438 common shares and shared dispositive power with respect to 999,438 common shares; and (d) Ronald Baron has shared voting power with respect to 20,392,452 common shares and shared dispositive power with respect to 21,004,452 common shares.
(6)Amounts in columns (A) and (B) reflect, on February 16, 2021, (a) 1,873,933 common shares owned directly by Mr. Grandisson (including 49,569 restricted shares, which were subject to vesting based solely on continued employment); (b) 1,980 common shares owned by his spouse; (c) stock options and SARs with respect to 1,424,722 common shares that were exercisable on that date or within 60 days thereof; (d) 561,483 performance restricted shares which were subject to forfeiture in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 183,865 common shares that were not exercisable within 60 days of February 16, 2021.
(7)Amounts in columns (A) and (B) reflect 2,089,050 common shares owned directly by Mr. Bunce.
(8)Amounts in columns (A) and (B) reflect 67,638 common shares owned directly by Mr. Doppstadt.
(9)Amounts in columns (A) and (B) reflect 24,984 common shares owned directly by Ms. Goodman.
(10)Amounts in columns (A) and (B) reflect 11,825 common shares owned directly by Ms. Kilcoyne.
(11)Amounts in columns (A) and (B) reflect 46,557 common shares owned directly by Mr. Paglia.
(12)Amounts in columns (A) and (B) reflect (a) 1,221,693 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 3,490,235 common shares owned indirectly by revocable trusts for which Mr. Pasquesi and his spouse are the trustees; (c) 131,929 common shares owned indirectly by a family limited partnership; and (d) 5,058 common shares owned directly by Mr. Pasquesi. In addition, certain common shares held by the trusts and by the family limited partnership are subject to a security agreement. As of the record date, none of Mr. Pasquesi’s common shares are being used to secure any outstanding loans pursuant to such security agreement.
(13)Amounts in columns (A) and (B) reflect 103,801 common shares owned directly by Mr. Posner.
(14)Amounts in columns (A) and (B) reflect 23,862 common shares owned directly by Mr. Sunshine.
(15)Amounts in columns (A) and (B) reflect 462,882 common shares owned by a revocable trust for which Mr. Vollaro serves as trustee.
(16)Amounts in columns (A) and (B) reflect 13,029 common shares owned directly by Mr. Watjen.
(17)Amounts in columns (A) and (B) reflect, on February 16, 2021, (a) 112,810 common shares owned directly by Mr. Gansberg (including 14,223 restricted shares, which

25	| 2021 PROXY STATEMENT

were subject to vesting based solely on continued employment); (b) 9,000 common shares owned indirectly with his spouse; (c) stock options and SARs with respect to 165,921 common shares that were exercisable on that date or within 60 days thereof; and (d) 124,885 performance restricted shares which were subject to forfeiture in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 40,127 common shares that were not exercisable within 60 days of February 16, 2021.
(18)Amounts in columns (A) and (B) reflect, on February 16, 2021, (a) 38,917 common shares owned directly by Mr. Morin (including 15,384 restricted shares, which were subject to vesting based solely on continued employment); (b) 81,697 common shares owned indirectly with his spouse; (c) stock options and SARs with respect to 199,037 common shares that were exercisable on that date or within 60 days thereof; and (d) 184,112 performance restricted shares which were subject to forfeiture in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 58,262 common shares that were not exercisable within 60 days of February 16, 2021.
(19)Amounts in columns (A) and (B) reflect, on February 16, 2021, (a) 679,683 common shares owned directly by Mr. Papadopoulo (including 16,524 restricted shares, which were subject to vesting based solely on continued employment); (b) stock options and SARs with respect to 279,934 common shares that were exercisable on that date or within 60 days thereof; and (c) 214,800 performance restricted shares which were subject to forfeiture in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 61,289 common shares that were not exercisable within 60 days of February 16, 2021.
(20)Amounts in columns (A) and (B) reflect, on February 16, 2021, (a) 308,646 common shares owned directly by Mr. Rajeh (including 14,321 restricted shares, which were subject to vesting based solely on continued employment); (b) stock options and SARs with respect to 390,376 common shares that were exercisable on that date or within 60 days thereof; and (c) 166,815 performance restricted shares which were subject to forfeiture in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 53,119 common shares that were not exercisable within 60 days of February 16, 2021.
(21)In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 1,359,334 common shares which are beneficially owned on February 16, 2021 by executive officers who are not directors of Arch Capital, including restricted shares which were subject to vesting based solely on continued employment, common shares issuable upon exercise of stock options and SARs that were exercisable on that date or within 60 days thereof and performance restricted shares which were subject to forfeiture in the event that performance criteria were not met.
Preferred Shares
The following table sets forth information available to us as of February 16, 2021 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 21, “Shareholders’ Equity,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report.

	Preferred Shares
Name of Beneficial Owner	Number of Series E Preferred Shares Beneficially Owned	Percentage of Class Owned	Number of Series F Preferred Shares Beneficially Owned	Percentage of Class Owned
Brian S. Posner	6,000	*	3,000	*
All directors and executive officers (17 persons)	6,000	*	3,000	*
_________________________
* Denotes beneficial ownership of less than 1%

2021 PROXY STATEMENT |	26

Ownership of Watford Shares
We, through certain of our subsidiaries, serve as insurance portfolio manager for Watford Re Ltd., a multi-line Bermuda reinsurance company. We own senior notes, common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. In addition, Watford has 2,145,202 cumulative redeemable preference shares issued and outstanding with a liquidation preference of $25.00 per share. The preference shares are not convertible into or exchangeable for any other securities or property of Watford and do not have other general rights such as voting powers. For additional information about the terms of the preference shares, please see note 12, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report. We consolidate Watford’s financial results under applicable accounting principles. In the 2020 fourth quarter, we entered into agreements pursuant to which we, together with certain investment funds managed by Kelso & Company and certain investment funds managed by Warburg Pincus LLC, expect to acquire all of the common shares of Watford in transactions expected to close in the first half of 2021, subject to customary closing conditions including regulatory and shareholder approval.
The following table sets forth information available to us as of February 16, 2021 with respect to the ownership of common and preferred shares of Watford, by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers as a group.

	Common Shares		Preferred Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned	(B) Rule 13d-3 Percentage Owned	(C) Number of Watford Preferred Shares Beneficially Owned (1)	(D) Percentage of Class Owned
David E. Gansberg (2)	6,250	*	—	*
François Morin (3)	6,250	*	—	*
Nicolas Papadopoulo	109,700	*	—	*
John M. Pasquesi (4)	125,000	*	—	*
Brian S. Posner	6,250	*	—	*
Maamoun Rajeh	60,000	*	—	*
All directors and executive officers (17 persons)	319,700	1.6%	2,366	*
_________________________
* Denotes beneficial ownership of less than 1%

(1)    The purchase price for such shares was $24.50 per share.
(2)    The shares are beneficially owned by Mr. Gansberg and his spouse.
(3)    The shares are beneficially owned by Mr. Morin and his spouse.
(4)    50,631 of such shares are owned directly by Mr. Pasquesi and the balance are held in trusts for the benefit of Mr. Pasquesi’s family.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2020.

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COMPENSATION
ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are pleased to ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers as described in the “Compensation Discussion and Analysis” and the “Executive Compensation Tables.”
In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Compensation Tables sections. We have designed our compensation programs with the intention of linking compensation and the Company’s business performance and talent retention strategies as well as the long-term interests of our shareholders. We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this Proxy Statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
Your vote is advisory and therefore it will not be binding on the Company, the Compensation Committee of the Board or the Board. However, the Board and the Compensation Committee value the views of our shareholders and the Compensation Committee will take into account the outcome of the advisory vote when considering executive compensation.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Compensation Discussion and Analysis
The Compensation Discussion and Analysis section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the named executive officers whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Named executive officers for 2020 were:

Name	Title
Marc Grandisson	Chief Executive Officer and Class III Director of Arch Capital
François Morin	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital
Nicolas Papadopoulo	President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group
Maamoun Rajeh	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
David E. Gansberg	Chief Executive Officer, Global Mortgage Group

2021 PROXY STATEMENT |	28

Strong Link Between Pay and Performance
Our executive compensation programs are designed to link pay and performance and to align the interests of our executives with those of our shareholders by tying significant portions of their compensation to the Company’s financial performance and stock price performance. We utilize a formulaic approach in our annual incentive plan design for our senior executive team and the majority of our long-term incentive awards for senior executives are granted in the form of performance shares.

CEO Target Mix of Pay Named Executives Target Mix of Pay

As illustrated above for our CEO, 73% of target compensation was performance-based and 63% consists of long-term incentives.

As illustrated above for our other named executives, 68% of target compensation was performance-based and 48% consists of long-term incentives.

29	| 2021 PROXY STATEMENT

2020 Performance at a Glance1
1 Excludes amounts related to the “other” segment (i.e., Watford). All per share amounts are on a diluted basis.
2 See Annex B—Non-GAAP Financial Measures.
In 2020, Arch demonstrated its resiliency in confronting the multiple impacts of the global pandemic by generating $557 million of after-tax operating income. Book value per share (“BVPS”) rose by 14.7% over the prior year and compared favorably to our peers.
Our property and casualty (“P&C”) businesses were significantly challenged by natural catastrophes and COVID-19, but experienced substantial premium growth as we wrote into generally improving market conditions. Our Mortgage segment overcame pandemic-related uncertainties in the first half of 2020 to post record new insurance written for the year as both the purchase and refinance markets experienced strong demand.
Underwriting quality remained excellent with our combined ratio of 92.9% for 2020, ranking in the 88th percentile of our Peer Group (as defined below). Our performance on the four key measures we track for compensation purposes was mixed, with (1) operating income return on average common equity at the 28th percentile, (2) total shareholder return (“TSR”) tracking at the 28th percentile, (3) net income return on average common equity ranking at the 89th percentile and (4) growth in tangible book value per share at the 72nd percentile. Refer to “Long-Term Performance” discussion for additional information on our performance results.
Achievements in 2020
The following are among the highlights in advancing our corporate strategic initiatives:
▪While elevated catastrophe losses negatively affected the P&C segments’ profitability, the Insurance segment repositioned its business to better capitalize on those lines of business with better return prospects. Improving premium rates across most business lines enabled our underwriting teams to grow net written premium (“NWP”) by 19.7% with momentum building toward better underwriting margins.
▪Our Reinsurance segment was also affected by catastrophe and COVID-19 losses in 2020. However, the combination of improving market conditions and notable withdrawals of capacity set the stage for Arch Re to grow NWP by 53.3% over the prior year. We continued to develop our third-party capital strategy–increasing assets under management—and announced a plan to acquire Watford alongside two private equity partners.
▪Our Mortgage segment emerged from COVID-19–induced economic uncertainty early in the year to deliver $593 million of underwriting income and a record $112 billion of new insurance written. Both premium rates and the credit quality of new insurance written improved on the year while the percentage of insured mortgage loans in default declined to and stabilized at 4.19% by the end of December, down from 5.14% in June. Additionally, the segment continued to proactively manage its insured portfolio by issuing four Bellemeade mortgage insurance-linked notes on the year, including the first in the post-COVID era in July.

2021 PROXY STATEMENT |	30

Long-Term Performance
We believe the Company’s performance is best measured over the long term. The following charts highlight certain of our key metrics for evaluating financial performance, which are considered in our compensation decisions. In evaluating the performance of the Company in connection with our compensation programs, we focus primarily on two main benchmarks: growth in book and tangible book value per share, which creates long-term shareholder value, and Net Income Return on Equity (“ROE”) and Operating ROE, which drive book value growth and are key indicators of the efficient use of capital.
Book Value and Tangible Book Value per Common Share
Book Value per Common Share: Since our recapitalization in 2001, we have delivered strong results to our shareholders as our BVPS has grown by approximately 1,393% from $2.03 at December 31, 2001 to $30.31 at December 31, 2020. Shareholders who invested in our recapitalization and continue to hold their common shares have seen the book value of their stock increase by 15.3% per year on a compounded basis and the price of their shares increase approximately 1,525% to $36.07 from $2.22.
Tangible Book Value per Common Share (“TBVPS”): Growth in this measure, which excludes goodwill and intangible assets, is indicative of our underlying results and is a strong indicator of growth in shareholder value for a property and casualty insurer and reinsurer and a common financial performance measure for companies in our industry. As such, Arch Capital focuses the long-term component of its executive compensation program on building TBVPS over time.
Our growth in BVPS and TBVPS is aligned with the trading performance of our common stock (refer to “Common Share Performance” below).

Growth in Book Value and Tangible Book Value per Common Share

$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
15.3% BVPS Growth Rate*
15.1% TBVPS Growth Rate*
Book Value Per Share
Tangible Book Value Per Share

* Annualized growth rate from December 31, 2001 to December 31, 2020.

31	| 2021 PROXY STATEMENT

Return on Equity
Our ROE for 2020 reflected the impact of elevated catastrophic activity on underwriting results, including COVID-19, and lower investment income than in 2019. Our ROEs have been closer to our return objectives over the long term, but reflect the impact of historically low interest rates throughout the last 10 years, competitive market conditions in the property casualty industry and significant U.S. and global catastrophe losses in 2011, 2012, 2017, 2018 and 2020.

Net Income ROE and Operating Income ROE

2021 PROXY STATEMENT |	32

Common Share Performance
The chart below summarizes Arch Capital’s cumulative total shareholder return, assuming reinvestment of dividends, from December 31, 2001 to December 31, 2020, compared with the S&P 500 Composite Stock Index (“S&P 500 Index”) and the S&P 500 Property and Casualty Insurance Index (“S&P 500 P&C Index”). During this 19-year period, the price of Arch Capital’s common stock appreciated at a compound annual rate of 14.3%, compared with a compound annual rate of return of 8.6% for the S&P 500 Index and 8.3% for the S&P 500 P&C Index. The share price performance presented below is not necessarily indicative of future results.

Total Shareholder Return
At December 31, 2020, the closing price of our common shares was $36.07. Although the price of our common shares declined 15.9% in 2020, the price of our common shares over the past 10 years was up by 13.9% on a compound annualized basis. While stock valuations tend to fluctuate based on market conditions, our primary metric of value creation is book value growth over time. In addition, at December 31, 2020, our common share price represented approximately 119% of our year end
2020 book value per common share, which remained healthy relative to our peers, when taking into account our business mix. For the property and casualty industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community.

Executive Compensation Philosophy
We are a leading, Bermuda-based specialty insurer and reinsurer with a global presence. Our job as an insurer is to understand and price risk and in doing so, to generate superior risk-adjusted returns from the insurance and reinsurance coverages we write. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. Over time, and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that

33	| 2021 PROXY STATEMENT

helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. Our compensation philosophy seeks to reinforce and reward long-term value creation by motivating our named executive officers through pay practices based substantially on the overall success of the Company. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. We use the combination of fixed and variable compensation in the executive compensation program. The variable compensation is performance-based, and consists of short-term annual cash incentive bonuses and long-term incentive share-based awards, while the fixed component of the compensation is designed to reflect the significant levels of their experience, duties and scope of responsibility in leading the Company’s underwriting and operating activities.
While we consider a number of factors in our compensation programs, we are guided by four core principles:
▪Link Pay with Performance: The majority of our pay for executives is at-risk and performance-based with metrics aligned to the Company’s short-term and long-term financial results and business strategy. Pay should have a clear connection to each executive’s individual contribution to increasing value for our shareholders.
▪Attract, Retain and Align: We maintain programs that will attract and retain critical talent, drive future growth and create strong shareholder alignment within our executive population.
▪Support Culture: We support the Arch Capital culture of teamwork, underwriting discipline and commitment to the highest ethical standards through pay and governance policies and practices that align with shareholder interests.
▪Provide Market Competitive Pay: For each executive position, we consider external market data at median values for base salary, annual target bonus levels and annualized long-term incentive target grants. Based upon the considerable range of unique facts and circumstances pertaining to our executive talent, we adjust opportunities as appropriate to take into consideration various factors such as consistent high performance and value delivery to the Company, retention, succession, successful tenure and other factors.

How We Make Compensation Decisions
Compensation Committee Process
The Compensation Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers.
▪The chief executive officer assists in the reviews of the named executive officers other than himself and makes individual recommendations to the Compensation Committee on base salary, annual incentive and long-term share-based compensation. The Compensation Committee reviews, discusses, modifies and approves these compensation recommendations.
▪The Compensation Committee meets in executive sessions (without management present) as necessary, particularly when making determinations about base salary, annual incentive and long-term equity compensation, or administering any aspect of the compensation program for the chief executive officer of Arch Capital. Determinations about compensation matters in respect of the chief executive officer of Arch Capital, the chief financial officer of Arch Capital, the general counsel of Arch Capital Services LLC, and other senior executives designated by the Compensation Committee are subject to ratification by the Board.
▪To establish levels of base salary, annual incentives, long-term incentives and benefits, the Compensation Committee reviews extensive historical competitive data, including detailed tally sheets, information compiled from annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers that we believe compete directly with us for executive talent (the “Peer Group”). Many of these selected peers are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.

2021 PROXY STATEMENT |	34

Risk Management and Compensation Policies
In line with the Company’s requirements for managing risks associated with the Company’s compensation programs, the Compensation Committee seeks to ensure our executive compensation program does not encourage executives to take excessive risks that are inconsistent with the long-term success of the Company. We emphasize long-term results both in our short-term incentive program, which is tied to Company underwriting results over a 10-year development period, and in our long-term incentive program where a substantial component of compensation is performance-based and granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.
Our compensation philosophy and governance features are also complemented by several specific elements such as (i) a clawback policy, (ii) no hedging and (iii) share ownership guidelines and share holding requirements that are designed to align our compensation with long-term shareholder interests. See “Additional Compensation Policies and Practices” for further detail.
We believe our approach to evaluation of performance and the design of our compensation programs assist in mitigating excessive risk-taking that could harm our Company and have concluded that there is no excessive risk inherent in our programs.
Role of Compensation Consultant
Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to assist in establishing compensation policies and programs. During 2020, Meridian:
▪reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other named executive officers;
▪reported on all aspects of short-term and long-term compensation program design, including incentive mix;
▪assessed the companies in the Peer Group for continued appropriateness;
▪reported on emerging trends and developments in executive compensation and corporate governance;
▪prepared formal presentations for the Compensation Committee regarding executive compensation;
▪reviewed compensation benchmarking analysis for each of the Company’s senior executives; and
▪reviewed and advised on director compensation.
Meridian did not provide any other services to the Company and no other fees were paid to Meridian except fees related to their services to the Compensation Committee. The Compensation Committee believes that Meridian is independent and no conflict of interest exists.
Selected Competitors
For purposes of making compensation decisions, and for evaluating our financial performance relative to peers, we used compensation and financial data derived from the Peer Group listed below. We annually review the companies in our Peer Group with Meridian. A formal review by the Compensation Committee, with assistance from Meridian in 2020, resulted in a recommendation, which was approved by the Compensation Committee, to keep the same peer group as in effect for the prior year.
The table below describes the multi-step filtering exercise used in the Peer Group selection process:

Peer Group Selection Process
Step 1: Industry Filters	Select industries relative to Arch Capital’s business operations.
Step 2: Size Filters	Filter companies based on revenue and asset size.
Step 3: Additional Subjective Filters	Review business descriptions and additional financial measures.

35	| 2021 PROXY STATEMENT

The table below describes the four primary functions for the Peer Group:

Purpose of the Peer Group
Pay Comparisons	Determine competitive pay levels and identify differences from general industry market data.
Assess ability to attract, retain, engage and motivate top talent.
Compensation Structure	Provide benchmarks for compensation structure (pay mix, performance metrics, leverage, vehicles, etc.).
Use as a foundation or reference when making design changes to the compensation program.
Performance Comparisons	Determine performance relative to companies facing similar business challenges.
Use as an input to setting incentive plan goals.
Financial Performance	Company performance is measured in absolute terms, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Peer Group on the same financial metrics.
The Peer Group used for 2020 compensation decisions was comprised of 18 competitors as follows:

2020 Peer Group
Alleghany Corporation
American Financial Group, Inc.
Argo Group International Holdings, Ltd.
Assurant, Inc.
AXIS Capital Holdings Limited
CNA Financial Corporation
Cincinnati Financial Corporation
Essent Group Ltd.
Everest Re Group, Ltd.
First American Financial Corporation
The Hanover Insurance Group, Inc.
The Hartford Financial Services Group
Markel Corporation
Old Republic International Corporation
Radian Group Inc.
RenaissanceRe Holdings Ltd.
Selective Insurance Group, Inc.
W. R. Berkley Corporation

Shareholder Engagement and Results of Say-on-Pay Votes
At our 2020 annual meeting of shareholders, approximately 91% of the votes cast approved the Company’s executive compensation programs and the resulting compensation described in the 2020 Proxy Statement. Based on this high level of support, the Compensation Committee determined that shareholders support our compensation practices and will continue to work to ensure that our named executive officers’ interests are aligned with our shareholders’ interests to support long-term value creation.
In addition, we continue to reach out to our largest institutional shareholders and engage them in discussions regarding our executive compensation program. We remain committed to listening to feedback from shareholders when designing, reviewing and evaluating our compensation programs and policies, governance and sustainability matters.
Elements of Compensation Program
We have three primary elements of total direct compensation for our executive compensation program: base salary, short-term cash incentive and long-term incentive share-based awards, all of which are described below. We also provide standard retirement and benefit plans and limited perquisites customarily provided to expatriates residing in Bermuda.
Base Salary
Base salary is fixed cash compensation and integral to any employment arrangement. Salary is reviewed annually and adjusted when appropriate. Increases are not automatic or guaranteed. Placement of our named executive officers within a salary range is based on market data for the individual’s position and geographic location as well as experience, duties and scope of responsibility. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.
Short-Term Annual Cash Incentive
For each executive participant, target annual cash incentive award levels are established, stated as a percentage of base salary. These levels are based on external market data at median values adjusted as appropriate, to take into consideration various factors such as consistent high performance and value delivery to the Company, retention and succession.

2021 PROXY STATEMENT |	36

Award levels are designed to provide formulaic payouts to our senior executives and serve as a critical tool for rewarding the achievement of annual corporate and individual goals. Amounts are earned based on the attainment of quantitative and qualitative strategic accomplishments for the relevant year.
The table below sets forth the established target bonus award levels for our named executive officers as of December 31, 2020.

2020 Named Executive Officer Target Short-Term Incentive Opportunity
Name	Base Salary	Target (%)
Marc Grandisson	$1,000,000	165%
François Morin	$625,000	135%
Nicolas Papadopoulo	$750,000	135%
Maamoun Rajeh	$650,000	135%
David E. Gansberg	$650,000	135%
Overview
At the beginning of each annual performance period, the Compensation Committee approves the financial performance metrics and reviews the strategic goals that will be considered when determining the ultimate amount of the performance-based annual incentive upon completion of the year, including establishing specific targets, thresholds and maximums for each specific performance criteria. Performance below the threshold would result in no payout related to the financial metrics. For 2020, financial performance metrics were given a weighting of 70% and strategic metrics were given a weighting of 30%.
The financial metrics are measured based on the financial performance achieved by each of the Reporting Segments (i.e., Insurance, Reinsurance and Mortgage (collectively the “underwriting units”) and the investment unit) under our existing incentive compensation formula plans. Such plans typically base payouts on the achievement of ROE targets, reflecting the rate of return we earn on our capital, which supports our goal of growth in TBVPS and aligns our executives’ compensation with shareholder returns. At the beginning of each underwriting year, the ROE scale, which establishes the threshold, target and maximum levels payable under the formula plans, is approved by the Compensation Committee. The threshold and maximum levels have been a consistent percentage of the target level over time. However, starting in 2020, the Compensation Committee determined that no amounts will be payable for a plan year unless the ROE for the plan year equals at least 7.5%. These percentages as well as the 2020 underwriting year ROE scale are set forth in the following table:

	ROE Scale	Payout Factor
Threshold	7.500%	60.6%
Target	9.950%	100.0%
Maximum	14.925%	200.0%
Despite the challenges due to the COVID-19 pandemic, no changes were made to the Short-Term Incentive Plan metrics or goals after the Compensation Committee approved the Plan at the beginning of the year.
Under the formula plans, for underwriting units, payouts are determined based on the unit’s performance during the current calendar year across all open underwriting years (typically the last 10 years), evaluated against the applicable ROE scale and target developed for each such underwriting year and applied over its respective development period (again, typically 10 years). For the investment unit, awards are derived from the unit’s performance as measured by our investment returns compared to the applicable benchmark index over the past one, three and five years.
Strategic goals are designed to incentivize participants to achieve corporate objectives that cannot be measured by financial metrics and are approved by the Compensation Committee at the beginning of each year. Performance against strategic goals is evaluated by the Compensation Committee at the conclusion of the calendar year. The strategic goals for each of our named executive officers for 2020 are discussed below under “2020 Compensation Decisions for Named Executive Officers.”
Performance Criteria
The following performance criteria and weights apply for corporate and unit executives.
▪Corporate executives include our CEO and CFO who have a broad set of responsibilities across the entire group and no specific underwriting unit profit and loss responsibilities.
▪Unit executives have profit and loss responsibilities for a specific underwriting unit and in 2020, included Messrs. Papadopoulo, Rajeh and Gansberg.
Corporate executives’ 70% financial performance metric weighting is based on overall group performance, while the unit executives’ 70% financial metric weighting is based 50% on the results of the formula plan for their respective unit and 20% on overall group performance. For unit executives, a 20% weight on overall group financial performance is used to further incentivize them to support overall group objectives.

37	| 2021 PROXY STATEMENT

The chart below summarizes the performance criteria structure.

Performance Criteria	Measurement	Weights for Corporate Executives	Weights for Unit Executives	Range of Payout Percentages
Financial Metrics— Group Level
The incentive compensation payout at the group level is based on each of the underwriting units’ incentive compensation formula plan multiples as follows:

1 - To calculate a weighted average multiple that reflects the relative contribution of each underwriting unit to the group results, the payout levels for each unit are initially converted to an ROE-equivalent, which is inferred[1] using the current underwriting year’s ROE scale.

2 - A group-wide ROE supporting the incentive compensation formula plans is derived, using the unit-specific inferred ROEs, weighted by capital allocated (or deployed) to each underwriting unit.

3 - The relative performance of the group is calculated by comparing the group-wide ROE to the target level ROE for the current year.

4 - This result is used in the group-level payout scale to generate the incentive payout level under this category.

		70%	20%	0–200%
Financial Metrics— Segment Level	The incentive compensation payout level for each unit executive measured under this category is equal to his respective unit’s incentive compensation formula plan multiple (total bonus payout dollars for the unit for the current year expressed as a percentage of the aggregate target bonus pool for the unit for the current year), as described in “Overview” above.	0%	50%	0–200%
Strategic Metrics[2]	Based on each executive’s year end performance evaluation measuring the achievement of strategic objectives.	30%	30%	0–250%
Total		100%	100%	0–200%
1    An ROE equivalent for a given unit is inferred by determining the ROE that would be required under the current underwriting year’s ROE scale to produce a payout multiple equal to the unit’s actual incentive compensation formula plan payout.
2    For the strategic criteria, payout percentages over 200% may only be used if the overall financial criteria payout percentage is 100% (i.e., target level of performance) or higher. The overall maximum bonus payment cannot exceed 200% of the target amount.

2021 PROXY STATEMENT |	38

2020 Year ROE Scale/Financial Goals/Payout Scale
The two tables below show the (i) 2020 year ROE scale and (ii) payout scale at the threshold, target and maximum levels for each level of financial goal achievement. Each year, in connection with setting the current year’s threshold, target and maximum ROE measures, the Compensation Committee reviews prevailing financial and economic conditions and uncertainties, the current interest rate environment and peer analysis. The Compensation Committee endeavors to set target ROE measures that are rigorous and responsive to the continued challenging environment in the insurance, reinsurance and mortgage industry and that deliver a pay-for-performance culture. For 2020, the Compensation Committee has set the ROE target at 9.95%.

Range of Payouts as % of Target - Financial Goals - Corporate Executives	Threshold	Target	Maximum
Payout as a % of Target[1]	20%	100%	200%
Level of Goal Achievement Required	85%	100%	115%

Range of Payouts as % of Target - Financial Goals - Unit Executives	Threshold	Target	Maximum
Payout as a % of Target[1]	20%	100%	200%
Level of Goal Achievement Required	50%	100%	150%
1    Payout for performance achievement between stated levels is interpolated on a straight-line basis.

The table below shows the payout percentages at each performance rating for strategic performance criteria:

Strategic Performance Rating	Payout[1]
Exceptional Achievements	250%
Exceeds Expectations	150%
Meets Expectations	100%
Needs Development	50%
Unsatisfactory	0%
1    For the strategic criteria (30% weighting), payout modifiers over 200% may only be used if the overall financial goals (70% weighting) achieve the target level of performance or higher. Also, maximum payout as a percentage of target is capped at 200%.
See “2020 Compensation Decisions for Named Executive Officers” for details of annual short-term cash incentives paid to the named executive officers and discussion of the strategic goals.

39	| 2021 PROXY STATEMENT

Long-Term Incentive Plan
Overview
The Company grants long-term equity-based incentive awards to link the compensation of our named executive officers directly to corporate performance over the long term and align the interests of executives to our shareholders. A majority of the economic value is granted in performance-based vehicles. The mix of such long-term awards is approximately (i) 80% performance-based, consisting of 55% performance shares and 25% stock options, and (ii) 20% time-based restricted shares. The performance shares are subject to both service-based conditions and performance-based vesting conditions and directly link pay with performance and create shareholder alignment. The stock options also align executives’ interests with those of shareholders and focus on driving stock price. Time-based restricted shares promote direct retention and shareholder alignment.
These awards make up a significant component of total direct compensation and we believe that the combination of awards supports our pay-for-performance philosophy by encouraging long-term performance and shareholder value creation.
Grants of performance shares will be made annually at the beginning of each year, with three-year overlapping performance periods. In addition, during the year, additional equity awards may be granted for critical retention situations, newly hired employees, special recognition and promotional reasons. The summary below describes the vesting conditions and other relevant data relating to the annual long-term equity program.

Performance Shares 55% of Economic Value		Stock Options 25% of Economic Value		Restricted Shares 20% of Economic Value

Performance Period: 3 years.
Underlying Value: Denoted in shares of Arch Capital stock.
Metrics: Absolute Tangible Book Value per share growth over the 3-year performance period, with a TSR modifier of +/- 25% , relative to the TSR of our Peer Group set forth within “How We Make Compensation Decisions—Selected Competitors.”
Opportunities: Pre-established threshold, target and maximum opportunities (e.g., 50%, 100%, 200%). Below threshold performance results in 0% shares earned.
Payout: Earned shares vest in March following the end of the performance period, with the number of vested shares dependent upon the level of goal achievement.
	+	Vesting: 3-year ratable commencing on the first anniversary of the grant date. Exercise Price: Equal to the closing share price on the grant date. Life: 10-year maximum term.	+
Vesting: 3-year ratable commencing on the first anniversary of the grant date.
Underlying Value: Denoted in shares of Arch Capital stock.
Payout: In shares.
Dividends: Accrue and are paid out upon vesting.

The financial metric against which we measure Company performance under our performance shares is based on growth in TBVPS. We selected this metric because higher and more consistent TBVPS growth over time is an indication of effective and prudent use of capital and is shown to deliver value over time. We also believe that performance in relation to our Peer Group is important in evaluating our long-term performance. Accordingly, we have incorporated a relative TSR modifier into the design for several reasons, most significantly its likely correlation to long-term growth in TBVPS and direct correlation with our shareholders’ returns over the performance period.

2021 PROXY STATEMENT |	40

Despite the challenges due to the COVID-19 pandemic, no changes were made to the Long-Term Incentive Plan metrics or goals after the Compensation Committee approved the Plan at the beginning of the year.
2020 Long-Term Incentive Awards
The Compensation Committee endeavors to set rigorous goals for the performance share awards. The awards granted in 2020 will pay out at target if our TBVPS grows at an 11% annual rate over the three-year period. As noted above, the resulting vesting level is secondarily modified by the relative TSR modifier. Earned awards can increase by up to 25% if TSR is greater than or equal to the 65th percentile of the Peer Group, or decrease by up to 25% if TSR is less than or equal to the 35th percentile of the Peer Group. Awards are not modified if TSR performance is between the 35th and 65th percentiles. The maximum number of shares that can be earned is 200% of target.
The table below sets forth the threshold, target and maximum performance levels.

Level of Performance	Growth in TBVPS	Shares Earned as a % of Target
Threshold	6%	50%
Target	11%	100%
Maximum	16%	200%
The Compensation Committee sets award targets for long-term incentive compensation for our named executive officers based, in part, on Peer Group analysis and extensive review of competitive benchmarking data. For 2020, the targeted values of the awards, stated as a percentage of base salary, are summarized in the table below.

Name	2020 Target (% of Base Salary)
Marc Grandisson	450%
François Morin	200%
Nicolas Papadopoulo	200%
Maamoun Rajeh	200%
David E. Gansberg	200%

2020 Compensation Decisions for Named Executive Officers
2020 Short-Term Cash Incentive Plan Payout
The group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment units determined for 2020. The level of goal achievement for the group during 2020 for open underwriting years was 108%, which resulted in a payout factor of 153.4% of target for the group financial goal portion of bonuses. The level of goal achievement for the individual units under the financial goal portion of the Short-Term Cash Incentive Plan for the open underwriting years was 88.2%, 109.4% and 115% for the Insurance, Reinsurance and Mortgage segments, respectively, resulting in payout factors of 81.1%, 118.9% and 130% of target, respectively.
2018-2020 Performance Shares Plan Payout
In 2018, the Company introduced the use of performance shares as part of the Company’s Long‐Term Incentive (“LTI”) Compensation Plan. Under the terms of the LTI Plan, the final number of shares ultimately earned by the eligible executives is a function of the absolute growth in the TBVPS of the Company’s common shares over a three-year performance period, supplemented by a TSR modifier.
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth.
Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%.

Annual Change in TBVPS	Payout Percentage	TSR Percentile	Shares Modifier
<6%	0%	≤20%	75%
6%	50%	35%	100%
11%	100%	65%	100%
≥16%	200%	≥80%	125%
Based on the two calculations above, the indicated final payout was 188.1% for the performance shares granted in 2018 that vested on March 10, 2021.

41	| 2021 PROXY STATEMENT

Chief Executive Officer
Marc Grandisson Chief Executive Officer
Strategic Goals
Under Mr. Grandisson’s leadership, the Company delivered good operational and financial results as highlighted in the “2020 Performance at a Glance” section, given the challenges of elevated catastrophes and COVID-19. The Compensation Committee took into account the Company’s overall growth in net written premium achieved under his guidance, the Company’s continued strong performance in relation to its Peer Group and the Company’s overall focus on underwriting discipline and its conservative approach to investments and capital management. The Compensation Committee also reviewed Mr. Grandisson’s oversight of key strategic objectives in the areas of analytics, M&A, Diversity and Inclusion, succession planning as well as progress on global IT transformation and Arch Management System, both of which are multi-year initiatives to upgrade and refresh core processes and systems that will generate productivity, efficiency and consumer centric solutions.

Compensation Decisions
■ Base Salary	Mr. Grandisson’s current salary is $1,000,000 and no adjustments were made in 2020.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Grandisson’s performance against the stated strategic metrics established, which resulted in a payout factor of 195% on the portion of his bonus that was based on strategic performance.
	2020 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			153.4%	70%	107.38%	$1,650,000	$1,772,000
	Strategic Performance			195%	30%	58.5%		965,000
	TOTAL				100%	165.88%		$2,737,000

■ Long-Term Incentive	On February 27, 2020, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb. 27, 2020	58,345	$2,474,995	138,046	$1,125,006	21,216	$899,983	$4,499,984

■ 2018-2020 Perfor-mance Share Cycle Vesting
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth. Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 188.1%.

	2018 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2020
	82,449	188.1%		155,087	72,638		$2,620,053

 [1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the 2020 Summary Compensation and 2020 Grants of Plan-Based Awards Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

2021 PROXY STATEMENT |	42

Chief Financial Officer
François Morin Executive Vice President, Chief Financial Officer and Treasurer
Strategic Goals
Mr. Morin worked effectively at managing investor, rating and auditor relations and contributed to the Company’s successful management of capital taking into account ratings and regulatory considerations. The Compensation Committee took into account the strong contribution of Mr. Morin to strategic initiatives such as leading the largest debt-offering in the Company’s history, acquiring the Company’s first Insurance Corporate-Owned Life Insurance policy, evaluation of opportunities and communication with the Board as well as continued focus on the multi-year transformation of group-wide financial systems and reporting, treasury operations, risk management and investment processes. Mr. Morin also focused on Diversity and Inclusion initiatives in conjunction with the Company’s group efforts.
Compensation Decisions
■ Base Salary	Effective January 1, 2021, Mr. Morin’s base salary was increased to $675,000 from $625,000 following our annual benchmarking review.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Morin’s performance against the stated strategic metrics established, which resulted in a payout factor of 205% on the portion of his bonus that was based on strategic performance.

	2020 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			153.4%	70%	107.38%	$843,750	$906,000
	Strategic Performance			205%	30%	61.5%		519,000
	TOTAL				100%	168.88%		$1,425,000

■ Long-Term Incentive	On February 27, 2020, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb. 27, 2020	16,207	$687,501	38,346	$312,501	5,893	$249,981	$1,249,983

■ 2018-2020 Perfor-mance Share Cycle Vesting
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth. Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 188.1%.

	2018 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2020
	36,232	188.1%		68,152	31,920		$1,151,354

 [1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the 2020 Summary Compensation and 2020 Grants of Plan-Based Awards Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

43	| 2021 PROXY STATEMENT

Insurance Unit Executive
Nicolas Papadopoulo President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group
Strategic Goals
Mr. Papadopoulo’s effective oversight of the insurance group during the year continued to bring structure and operational discipline. Under Mr. Papadopoulo’s leadership, net written premium increased approximately 20% and profitability of the business was increased by ongoing underwriting improvements in all segments. The Compensation Committee also took into account Mr. Papadopoulo’s role in strategic initiatives, including growth in the Insurance segment in key Specialty areas, including E&S Casualty and Property, Executive Assurance and the UK. Mr. Papadopoulo focused on Diversity and Inclusion initiatives in conjunction with the Company’s group efforts and completed the integration of Barbican. In addition, the insurance group continues to leverage new predictive analytics, information technology and the Arch Management System.
Compensation Decisions
■ Base Salary	Effective January 1, 2021, Mr. Papadopoulo’s base salary was increased to $800,000 from $750,000 as a result of his promotion to President and Chief Underwriting Officer, Arch Capital.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Papadopoulo’s performance against the stated strategic metrics established, which resulted in a payout factor of 230% on the portion of his bonus that was based on strategic performance.
	2020 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			153.4%	20%	30.68%	$1,012,500	$311,000
	Financial Performance—Segment			81%	50%	40.5%		410,000
	Strategic Performance			230%	30%	69%		698,000
	TOTAL				100%	140.18%		$1,419,000
	Effective January 1, 2021, Mr. Papadopoulo’s Short-Term Cash Incentive target was increased to 150% from 135% as a result of his promotion to President and Chief Underwriting Officer, Arch Capital.
■ Long-Term Incentive	On February 27, 2020, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb. 27, 2020	19,448	$824,984	46,015	$374,999	7,072	$299,994	$1,499,977

■ 2018-2020 Perfor-mance Share Cycle Vesting
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth. Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 188.1%.

	2018 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2020
	27,483	188.1%		51,696	24,213		$873,363

 [1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the 2020 Summary Compensation and 2020 Grants of Plan-Based Awards Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

2021 PROXY STATEMENT |	44

Reinsurance Unit Executive
Maamoun Rajeh Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Strategic Goals
Mr. Rajeh’s oversight of the reinsurance group during the year led it to deliver good performance, given the challenges of elevated catastrophes and COVID-19. The Compensation Committee reviewed the growth of over $1 billion in gross premiums and the team under Mr. Rajeh’s leadership continues to find creative opportunities to drive profitable growth in a hardening market. The Compensation Committee also took into account Mr. Rajeh’s role in strategic initiatives including developing and streamlining the Life Re platform with our first-ever policies in Indonesia, M&A, leveraging predictive analytics and the expansion of the segment’s various platforms globally. Mr. Rajeh initiated a Diversity and Inclusion Advisory Group within the segment to promote ideas and initiatives in partnership with the Company’s group efforts.
Compensation Decisions
■ Base Salary
Effective January 1, 2021, Mr. Rajeh’s base salary was increased to $725,000 from $650,000 as a result of increased responsibilities outside of the Reinsurance Group, including oversight of insurance-linked securities initiatives across the Company and supported by our annual benchmarking review.

■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Rajeh’s performance against the stated strategic metrics established, which resulted in a payout factor of 180% on the portion of his bonus that was based on strategic performance.
	2020 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			153.4%	20%	30.7%	$877,500	269,344
	Financial Performance—Segment[1]			96.2%	50%	48.1%		422,000
	Strategic Performance			180%	30%	54.0%		473,800
	TOTAL				100%	132.8%		$1,165,144

[1] The payout factor was reduced for amounts calculated under the reinsurance segment’s formula under the short-term cash incentive plan attributable to performance for prior underwriting years in recognition of the fact that an additional bonus amount of $589,856 was also paid to Mr. Rajeh in March 2021 for those prior underwriting years due to his continued participation in the Reinsurance segment’s separate formulaic bonus plan for those prior years.

■ Long-Term Incentive	On February 27, 2020, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb. 27, 2020	16,855	$714,989	39,880	$325,002	6,129	$259,992	$1,299,983

■ 2018-2020 Perfor-mance Share Cycle Vesting
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth. Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 188.1%.

	2018 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2020
	23,820	188.1%		44,805	20,985		$756,929

 [1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the 2020 Summary Compensation and 2020 Grants of Plan-Based Awards Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

45	| 2021 PROXY STATEMENT

Mortgage Unit Executive
David E. Gansberg Chief Executive Officer, Global Mortgage Group
Strategic Goals
In his first full-year as CEO of the Global Mortgage Group, Mr. Gansberg continued to strengthen the Company’s financial performance with significant increases in pre-tax underwriting income and net earned premiums while decreasing both the segment’s expense ratio and combined ratio. Mr. Gansberg also provided great leadership for our mortgage business during the significant uncertainty arising from the COVID-19 pandemic. In addition, the Compensation Committee considered his oversight of strategic initiatives such as the continued deployment of predictive analytics, business development strategies, and capital management by successfully obtaining memberships from Federal Home Loan Bank Chicago and Federal Home Loan Bank Atlanta. Mr. Gansberg supported the development and coaching of his leadership team. In conjunction with the Company’s group-wide efforts, he created a Steering Committee and Diversity Council, and the mortgage group partnered with North Carolina A&T University—the nation’s largest historically Black college, which is located in Greensboro, NC—on a scholarship program designed to provide financial support and real-world experiences for high-achieving students.

Compensation Decisions
■ Base Salary
Effective January 1, 2021, Mr. Gansberg’s base salary was increased to $725,000 from $650,000 as a result of increased responsibilities outside of the Global Mortgage Group, including leading the Coface investment and supported by our annual benchmarking review.

■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Gansberg’s performance against the stated strategic metrics established, which resulted in a payout factor of 180% on the portion of his bonus that was based on strategic performance.
	2020 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			153.4%	20%	30.68%	$877,500	$269,000
	Financial Performance—Segment[1]			109.6%	50%	54.8%		480,900
	Strategic Performance			180%	30%	54%		473,900
	TOTAL				100%	139.48%		$1,223,800

[1] The payout factor was reduced for amounts calculated under the mortgage segment’s formula under the short-term cash incentive plan attributable to performance for prior underwriting years in recognition of the fact that an additional bonus amount of $213,200 was also paid to Mr. Gansberg in March 2021 for those prior underwriting years due to his continued participation in the Mortgage segment’s separate formulaic bonus plan for those prior years.

■ Long-Term Incentive	On February 27, 2020, the Compensation Committee approved the annual awards summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb. 27, 2020	16,855	$714,989	39,880	$325,002	6,129	$259,992	$1,299,983

■ 2018-2020 Perfor-mance Share Cycle Vesting
The starting TBVPS for the 2018 grants was $18.73. At the end of 2020, the TBVPS grew to $28.63, a 15.2% annualized increase over the performance period, resulting in a payout percentage of 183.0%, based on TBVPS growth. Based on Arch Capital’s TSR over the three‐year performance period of 14.2%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 188.1%.

	2018 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2020
	8,862	188.1%		16,669	7,807		$281,598

 [1]     The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the 2020 Summary Compensation and 2020 Grants of Plan-Based Awards Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares

2021 PROXY STATEMENT |	46

2021 Long-Term Incentive Awards
In February of 2021, and as will be described in more detail in next year’s Proxy Statement for 2021, the Company made regular cycle long-term incentive grants in the form of performance shares, stock options and time-based restricted stock to the named executive officers. For the 2021 regular cycle grants, each of the named executive officers received the following:

Name	2021 Target (% of Base Salary)	February 2021 Regular Grants[1]
Marc Grandisson	450%	$4,500,000
François Morin	200%	$1,350,000
Nicolas Papadopoulo[2]	300%	$2,400,000
Maamoun Rajeh	200%	$1,450,000
David E. Gansberg	200%	$1,450,000
1 Similar to the regular cycle long-term incentive awards granted in 2020 and presented in the 2020 Compensation Decisions section, in February 2021, the Company granted 55% in performance shares (measured by economic value), 25% in stock options and 20% in time-based restricted shares.
2 Mr. Papadopoulo’s 2021 LTI Target increased to 300% as a result of his promotion to President and Chief Underwriting Officer, Arch Capital on January 1, 2021.

Additional Compensation Policies and Practices
Arch Capital’s compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include the following:
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Compensation Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).
No Excise Tax Gross-Ups
The Company does not provide excise tax gross-up payments to any of its executives in connection with change in control payments.
No Tax Gross-Ups
The Company does not include tax gross-up provisions in employment agreements and does not provide tax gross-ups to our named executive officers.
Share Ownership Guidelines
In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of Arch Capital. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of Arch Capital—six times base salary; and (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act—four times base salary. Each executive has five years to comply with the guidelines. Unvested restricted shares and shares subject to unvested restricted share units which, in either case, vest solely based on time and continued employment will be counted toward the target ownership level. Unvested performance restricted shares and shares subject to unvested performance restricted share units will be counted toward the target ownership level to the extent, if any, that the performance targets would have been achieved based on performance through the last completed calendar year of the applicable performance period (as determined by the Company). Shares subject to stock options and SARs do not count toward the requirement. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share ownership guidelines that require our non-

47	| 2021 PROXY STATEMENT

employee directors to maintain designated levels of ownership of common shares of Arch Capital.
Share Holding Requirements for Executives
To ensure each of our senior executives meets our share ownership guidelines, the Company requires each senior executive retain 50% of the net profit shares received from Company equity awards until the executive meets target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock or vesting and payout under restricted stock units and performance shares. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
No Hedging Permitted
As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common stock or any other publicly-traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.
Limits on Pledging
Our Code of Business Conduct discourages the pledging of our common shares as collateral for loans and includes limitations.
▪In no event may any executive officer or director of the Company pledge an amount of common shares in respect of a loan that exceeds the lesser of 30% of the common shares beneficially owned by the individual (as reported or would be reported in our Proxy Statement) or 0.5% of the then outstanding common shares of Arch Capital; and
▪any securities pledged would not count toward satisfying any required ownership level of securities under relevant share retention guidelines.
Double-Trigger Change in Control Provision
The equity-based compensation award agreements for the named executive officers provide that, in the event the officer’s employment is terminated by the Company other than for cause, or by the officer for good reason, within two years following the consummation of a change in control in which the awards are assumed by the acquirer, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination.
Options and SARs
Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property.
Procedures Regarding Share-Based Compensation
The Compensation Committee, or a subcommittee comprised of at least two of its members, approves all grants of share-based compensation to the named executive officers and other executives who file reports under Section 16 of the Exchange Act, and these awards have generally also been ratified by the full Board.
The grant date for annual grants of share-based compensation is determined on the dates of regularly scheduled meetings of the full Board to provide assurance that grant timing is not being manipulated for employee gain. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 782 employees worldwide for awards granted in 2020. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Compensation Committee or the full Board in connection with hiring or the promotion of an executive or special retention circumstances. In the case of new hires, the awards have grant dates corresponding to the date the employment commences for the new hire.
Retirement and Benefit Plans
Our named executive officers participate in retirement and benefit plans provided to other employees. The benefit plans include medical coverage and life and disability insurance. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market practice. Retirement plans help employees save and prepare for retirement.
In addition, the Company maintains an Executive

2021 PROXY STATEMENT |	48

Supplemental Non-Qualified Savings and Retirement Plan covering our U.S.-based senior executives which is described under “2020 Non-Qualified Deferred Compensation.” Our named executive officers who are Bermuda-based are not permitted to participate in the non-qualified defined contribution retirement plan due to applicable United States income tax rules. In lieu of pension and matching contributions through the non-qualified plan, we have provided comparable benefits in the form of current cash payments, which are included in the “2020 Summary Compensation Table” in the “All Other Compensation” column.
Other Personal Benefits
The Company provides our named executive officers who are based in Bermuda with perquisites and other benefits that the Company and Compensation Committee believe are reasonable and consistent with market practice in Bermuda to better enable the Company to attract and retain key employees. Such amounts have been included in the “2020 Summary Compensation Table” in the “All Other Compensation” column.

Tax Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).

Report of the Compensation Committee on the Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the 2020 Annual Report and this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE Eugene S. Sunshine (Chairman) John L. Bunce, Jr. Eric W. Doppstadt Louis J. Paglia

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Compensation Committee Interlocks and Insider Participation
During 2020, the Compensation Committee consisted of Eugene S. Sunshine (chairman), John L. Bunce, Jr., Eric W. Doppstadt (from February 26, 2020), Louis J. Paglia and John M. Pasquesi (through February 25, 2020).
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of Arch Capital may have an ownership or other interest.
Certain of our directors and executive officers acquired shares of Watford at the time of its launch in March 2014 at the same price per share paid by other investors. We own common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. We consolidate Watford’s financial results under applicable accounting principles. In the 2020 fourth quarter, we entered into agreements pursuant to which we, together with certain investment funds managed by Kelso & Company and certain investment funds managed by Warburg Pincus LLC, expect to acquire all of the common shares of Watford in transactions expected to close in the first half of 2021, subject to customary closing conditions including regulatory and shareholder approval. See “Ownership of Watford Holdings Ltd. Shares” in this Proxy Statement and notes 12, “Variable Interest Entity and Noncontrolling Interests,” and 4, “Segment Information,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report (as defined below) for more information about Watford.
During 2015, a subsidiary of Arch Capital, Arch Re (U.S.), invested $8 million for an approximate 19% equity interest in Sojourner Holding Company LLC, which through its subsidiary Spinnaker Insurance Company (“Spinnaker”), conducted a property-focused program business. At the same time, Otter Capital Partners LP (“OCP”) invested $10 million on the same economic terms for an approximately 24% equity interest in Sojourner. The general partner of OCP is Otter Capital LLC and John M. Pasquesi, one of Arch Capital’s directors, serves as the sole member.
In August 2020, Spinnaker was acquired by a third party. Net proceeds from the sale of Sojourner to Arch Re U.S. and OCP were $16.6 million and $20.8 million, respectively.

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Executive Compensation Tables
The following tables, narrative and footnotes discuss the compensation of the (i) chief executive officer, (ii) chief financial officer and (iii) the three other most highly compensated executive officers during 2020. These individuals are referred to as the named executive officers.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Annual Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Marc Grandisson	2020	1,000,000	—		3,477,082	1,125,006	2,737,000		440,744	8,779,832
Chief Executive Officer and Class III Director of Arch Capital	2019	1,000,000	—		3,614,402	1,125,114	3,176,000		444,513	9,360,029
	2018	982,576	—		2,828,662	5,500,589	3,121,000		451,360	12,884,187
François Morin	2020	625,000	—		965,844	624,700	1,425,000		285,260	3,925,804
Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital	2019	625,000	—		1,003,998	312,532	1,561,000	(6)	282,755	3,785,285
	2018	563,406	—		1,299,874	458,462	1,309,000		271,642	3,902,384
Nicolas Papadopoulo	2020	750,000	—		1,159,012	374,999	1,419,000		399,517	4,102,528
President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group	2019	750,000	—		1,204,824	375,035	1,544,000		382,650	4,256,509
	2018	750,000	—		942,861	333,535	1,666,000		392,117	4,084,513
Maamoun Rajeh	2020	650,000	589,856	(8)	1,004,477	325,002	1,165,144	(7)	588,785	4,323,264
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group	2019	650,000	916,827	(8)	1,044,163	325,031	1,247,182		531,746	4,714,949
	2018	650,000	474,000	(8)	817,192	289,076	1,031,000		528,502	3,789,770
David E. Gansberg (9)	2020	650,000	213,200	(10)	1,004,477	325,002	1,223,800		72,016	3,488,495
Chief Executive Officer, Global Mortgage Group	2019	631,792	368,402	(10)	859,035	200,812	1,255,176		67,644	3,382,861
(1)The amount in the “Salary” column represents the base salary earned by each of the named executive officers in the applicable year.
(2)The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards determined pursuant to ASC Topic 718, using the assumptions set forth in the notes accompanying our financial statements. See note 22, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report. The amounts for 2020 include the grant date fair value of the annual performance shares based upon the probable outcome of the performance conditions as of the grant date. Performance shares, which pay in shares of Arch Capital will vest based upon growth in TBVPS over a three-year period. In addition, the performance shares are subject to a TSR modifier. The relative TSR modifier will reduce or increase the amount of shares earned by 25% if TSR over the three-year performance period relative to our Peer Group falls outside of a defined range. See “Elements of Compensation Program—2020 Long-Term Incentive Plan” for more information about the relative TSR modifier. Assuming the highest level of performance is achieved for the 2020 award, the grant date fair value of the performance shares would be Mr. Grandisson—$5,154,197; Mr. Morin—$1,431,726; Mr. Papadopoulo—$1,718,036; Mr. Rajeh—$1,488,971; and Mr. Gansberg—$1,488,971.
(3)The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 22, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report.
(4)The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2020 reflect the amounts earned by each named executive officer under the annual performance incentive plan for 2020.

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(5)The table below describes the incremental cost to the Company of other benefits provided to our named executive officers, which are included in the “All Other Compensation” column. The table below provides the details of all other compensation required by SEC rules to be separately quantified for 2020.

Name	Housing Allowance (Bermuda)($)	Retirement Plans ($)(a)	Social Insurance ($)(b)	Other ($)(c)
Marc Grandisson	216,541	123,675	1,868	—
François Morin	82,573	83,740	1,868	75,000
Nicolas Papadopoulo	233,173	87,425	1,868	—
Maamoun Rajeh	262,088	87,365	1,868	139,000
David E. Gansberg	—	70,940	—	—
(a)Represents contributions to our defined contribution plans, and also includes a payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan which, due to applicable tax laws, was made outside the plan.
(b)Represents employer payment of employee portion of Bermuda social insurance.
(c)The amounts for Messrs. Morin and Rajeh represent an expatriate expense allowance for employees situated in Bermuda.
In addition, the “All Other Compensation” column also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits.

	Marc Grandisson	François Morin	Nicolas Papadopoulo	Maamoun Rajeh	David E. Gansberg
Automobile Allowance	Y		Y	Y
Cell Allowance					Y
Club Dues	Y	Y	Y	Y
Family Travel	Y	Y	Y	Y
Life Insurance and LTD	Y	Y	Y	Y
Fees for Children Schooling	Y		Y	Y
Tax Preparation Services	Y	Y		Y

(6)Mr. Morin elected to receive 20% of his 2019 approved short-term incentive payment in the form of stock options under elections provided by the Company for Bermuda-based employees. On February 27, 2020, Mr. Morin was awarded 38,309 stock options with a Black-Scholes value equal to $312,199. Such stock options awarded are fully vested and will expire 10 years from the date of grant.
(7)Mr. Rajeh elected to receive 50% of his 2020 approved short-term incentive payment in the form of stock options under elections provided by the Company for Bermuda-based employees. On February 26, 2021, Mr. Rajeh was awarded 63,323 stock options with a Black-Scholes value equal to $582,572. Such stock options awarded are fully vested and will expire 10 years from the date of grant.
(8)The 2020 bonus payment for Mr. Rajeh represents a payment under the Formula Approach for prior underwriting years. The 2019 payment of $916,827 is comprised of a bonus amount of $506,827 calculated under the Reinsurance segment’s formulaic plan for prior underwriting years, and an additional bonus payment of $410,000 reflecting Mr. Rajeh’s service as Chairman and Chief Executive Officer of our worldwide reinsurance group since October 2017. The 2018 amount represents a payment under the Formula Approach for prior underwriting years.
(9)Mr. Gansberg is provided only for 2020 and 2019 because he was not a named executive officer for 2018.
(10)The 2020 and 2019 bonus payments for Mr. Gansberg, represent payments under the Formula Approach for prior underwriting years.

2021 PROXY STATEMENT |	52

2020	Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2020:

		Est. Future Payouts Under Non-Equity Incentive Plan Awards (2)			Est. Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)		Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Marc Grandisson	2/27/2020				29,172	58,345	116,690				44.17	2,577,099
	2/27/2020							21,216			42.42	899,983
	2/27/2020								138,046		42.42	1,125,006
	NA	330,000	1,650,000	3,300,000
François Morin	2/27/2020				8,103	16,207	32,414				44.17	715,863
	2/27/2020							5,893			42.42	249,981
	2/27/2020								38,346		42.42	312,501
	2/27/2020								38,309	(7)	42.42	312,199
	NA	168,750	843,750	1,687,500
Nicolas Papadopoulo	2/27/2020				9,724	19,448	38,896				44.17	859,018
	2/27/2020							7,072			42.42	299,994
	2/27/2020								46,015		42.42	374,999
	NA	202,500	1,012,500	2,025,000
Maamoun Rajeh	2/27/2020				8,427	16,855	33,710				44.17	744,485
	2/27/2020							6,129			42.42	259,992
	2/27/2020								39,880		42.42	325,002
	NA	175,500	877,500	1,755,000
David E. Gansberg	2/27/2020				8,427	16,855	33,710				44.17	744,485
	2/27/2020							6,129			42.42	259,992
	2/27/2020								39,880		42.42	325,002
	NA	175,500	877,500	1,755,000
(1)All of the share-based grants indicated above were awarded under the 2018 Long-Term Incentive and Share Award Plan.

(2)The amounts represent the possible payouts under our annual incentive compensation plan. The amount reported in the “Target” column represents the annual target incentive bonus opportunity for each executive. The amounts reported in the “Threshold” and “Maximum” columns in the table represent the amounts determined pursuant to the annual incentive compensation plan. Actual payments under these awards were determined in February 2021, were paid in March 2021, and are included in the “Non-Equity Incentive Plan Compensation” column of the “2020 Summary Compensation Table.”
(3)The awards represent performance shares granted in February 2020. The amounts reported in the “Threshold,” “Target” and “Maximum” columns represent the number of performance shares awarded subject to performance vesting conditions. The performance period for the awards is from January 1, 2020 to December 31, 2022. The awards are subject to an additional time vesting period through March 10, 2023 and a relative TSR modifier. Refer to “Elements of Compensation Program—2020 Long-Term Incentive Awards.” The grant date fair value is included in the “Stock Awards” column of the “2020 Summary Compensation Table.”

(4)The awards represent restricted shares granted in February 2020. The restricted shares will vest over a three-year period.

(5)The awards represent stock options granted in February 2020. All of the stock options reported in the table have a maximum term of 10 years from the grant date and vest over a three-year period (except for the 38,309 stock options granted to Mr. Morin, which are described in

53	| 2021 PROXY STATEMENT

footnote 7 herein). The exercise price of stock options is the closing price of our common shares on the respective grant date.

(6)The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 22, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report. The grant date fair value of the performance share awards was based upon the probable outcome of the performance conditions as of the grant date.
(7)Mr. Morin elected to receive 20% of his approved cash bonus for 2019 in the form of stock options under an election provided by the Company for Bermuda-based employees. On February 27, 2020, Mr. Morin was awarded 38,309 stock options, with a Black-Scholes value equal to $312,199. The stock options are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of these stock options is reflected in the “2020 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column for 2019, but had an intrinsic value of zero on the grant date.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Marc Grandisson	72,000	—	11.30	5/6/2021	49,569	1,787,954	216,552	7,811,031
	75,000	—	12.86	5/9/2022
	100,800	—	14.22	11/12/2022
	53,100	—	17.84	5/9/2023
	48,000	—	19.09	5/13/2024
	80,991	—	19.03	11/6/2024
	43,890	—	20.84	5/13/2025
	34,830	—	23.90	5/13/2026
	69,600	—	32.09	5/8/2027
	411,060	205,224	26.79	4/9/2028
	89,256	44,565	26.55	5/11/2028
	47,503	94,722	32.67	2/28/2029
	—	138,046	42.42	2/27/2030
François Morin	3,200	—	10.64	10/3/2021	15,384	554,901	73,483	2,650,532
	6,300	—	12.86	5/9/2022
	16,500	—	14.22	11/12/2022
	5,655	—	17.84	5/9/2023
	5,025	—	18.09	7/25/2023
	6,000	—	19.09	5/13/2024
	4,599	—	19.43	12/4/2024
	11,460	—	20.84	5/13/2025
	12,630	—	23.90	5/13/2026
	11,010	—	32.09	5/8/2027
	20,826	10,398	26.55	5/11/2028
	18,365	9,169	29.13	7/24/2028
	13,195	26,312	32.67	2/28/2029
	—	38,346	42.42	2/27/2030
	38,309	—	42.42	2/27/2030

2021 PROXY STATEMENT |	54

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nicolas Papadopoulo	9,213	—	20.84	5/13/2025	16,524	596,021	72,184	2,603,677
	21,930	—	23.90	5/13/2026
	22,050	—	32.09	5/8/2027
	150,000	—	32.13	9/19/2027
	29,751	14,856	26.55	5/11/2028
	15,834	31,574	32.67	2/28/2029
	—	46,015	42.42	2/27/2030
Maamoun Rajeh	57,213	—	13.23	7/1/2022	14,321	516,558	62,561	2,256,575
	48,390	—	14.22	11/12/2022
	19,800	—	17.84	5/9/2023
	19,500	—	19.09	5/13/2024
	32,286	—	19.33	7/1/2024
	20,040	—	20.84	5/13/2025
	15,900	—	23.90	5/13/2026
	15,930	—	32.09	5/8/2027
	31,500	—	32.13	9/19/2027
	25,785	12,876	26.55	5/11/2028
	13,723	27,364	32.67	2/28/2029
	—	39,880	42.42	2/27/2030
David E. Gansberg	9,900	—	11.30	5/6/2021	14,223	513,024	40,706	1,468,265
	9,900	—	12.86	5/9/2022
	18,810	—	14.22	11/12/2022
	7,395	—	17.84	5/9/2023
	29,070	—	17.68	2/4/2024
	10,950	—	19.09	5/13/2024
	13,560	—	20.84	5/13/2025
	10,770	—	23.90	5/13/2026
	15,090	—	32.09	5/8/2027
	10,551	5,271	26.55	5/11/2028
	5,320	10,609	32.67	2/28/2029
	2,991	5,981	41.43	10/1/2029
	—	39,880	42.42	2/27/2030
(1)Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted on October 1, 2019 to Mr. Gansberg, under which one-third of such award vested on each of the first anniversary of the grant date and February 28, 2021, and the remaining one-third will vest on February 28, 2022 and the 38,309 award to Mr. Morin on February 27, 2020 as part of his 2019 bonus that he elected to receive in options, which was vested on the grant date, as discussed in the “2020 Grants of Plan-Based Awards” table. All of the options and SARs will expire 10 years from the grant date, subject to the terms of the award agreements.
(2)The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date.
(3)Market value is based on the closing price of our common stock on December 31, 2020, which was $36.07.

(4)Reflects performance shares at the target performance that were granted in 2018, 2019 and 2020, which have a performance period of January 1, 2018 through December 31, 2020, January 1, 2019 through December 31, 2021 and January 1, 2020 through December 31, 2022, respectively.

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2020 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2020 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marc Grandisson	90,000	1,386,297	42,344	1,224,893
François Morin	9,000	333,330	10,608	320,677
Nicolas Papadopoulo	—	—	28,732	840,573
Maamoun Rajeh	—	—	21,333	627,036
David E. Gansberg	—	—	10,548	308,912
2020 Non-Qualified Deferred Compensation

The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Marc Grandisson	—	—	—	—	—
François Morin	—	—	—	—	—
Nicolas Papadopoulo	—	—	—	—	—
Maamoun Rajeh	—	—	—	—	—
David E. Gansberg	25,354	36,500	297,125	—	1,071,138

(1)The amount deferred for Mr. Gansberg was also reported in the “Summary Compensation Table” in the “Salary” column for 2020.
(2)The contribution by the Company was also reported in the “Summary Compensation Table” for fiscal year 2020 in the “All Other Compensation” column.
(3)Includes the following amount which we also included in the “Summary Compensation Table” for fiscal year 2020 for Mr. Gansberg—$61,854.

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The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this Plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Internal Revenue Code (“Excess Compensation”) (for 2020, base salary in excess of $285,000) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the eligible named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors in the event of insolvency or bankruptcy. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Internal Revenue Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
Section 457A of the Internal Revenue Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed for certain Bermuda-based employers. As a result, certain employees of Arch Capital and Arch Re Bermuda, including Messrs. Grandisson, Morin, Papadopoulo and Rajeh are not permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions which would otherwise be provided to these executives through the non-qualified plan, we have provided comparable benefits to them in the form of current cash payments, subject to tax. Such cash payments have been included in the “2020 Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2020, 2019 and 2018.

57	| 2021 PROXY STATEMENT

Termination Scenarios—Potential Payments

The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2020 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “Employment Arrangements”).

Name	Without Good Reason ($)(1)(2)	For Cause ($)	Death ($)(3)	Disability ($)(4)	Without Cause or For Good Reason (as applicable) ($)(3)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)(3)
Marc Grandisson
Cash Severance (5)	—	—	4,300,000	—	6,125,000	6,125,000
Accelerated Vesting of Share-Based Awards (6)	—	—	12,249,777	12,249,777	—	12,249,777
Health & Welfare (7)	—	—	32,138	32,138	32,138	32,138
Total	—	—	16,581,915	12,281,915	6,157,138	18,406,915
François Morin
Cash Severance (8)	—	—	—	—	1,890,625	1,890,625
Accelerated Vesting of Share-Based Awards (6)	—	—	3,457,515	3,457,515	—	3,457,515
Health & Welfare (7)	—	—	31,368	31,368	31,368	31,368
Total	—	—	3,488,883	3,488,883	1,921,993	5,379,508
Nicolas Papadopoulo
Cash Severance (8)	—	—	—	—	2,268,750	2,268,750
Accelerated Vesting of Share-Based Awards (6)	—	—	3,448,478	3,448,478	—	3,448,478
Health & Welfare (7)	—	—	31,368	31,368	31,368	31,368
Total	—	—	3,479,846	3,479,846	2,300,118	5,748,596
Maamoun Rajeh
Cash Severance (8)	—	—	—	—	1,966,250	1,966,250
Accelerated Vesting of Share-Based Awards (6)	—	—	2,988,751	2,988,751	—	2,988,751
Health & Welfare (7)	—	—	31,088	31,088	31,088	31,088
Total	—	—	3,019,839	3,019,839	1,997,338	4,986,089
David E. Gansberg
Cash Severance (9)	—	—	—	—	2,405,000	2,405,000
Accelerated Vesting of Share-Based Awards (6)	—	—	2,067,540	2,067,540	—	2,067,540
Health & Welfare (7)	—	—	29,152	29,152	29,152	29,152
Total	—	—	2,096,692	2,096,692	2,434,152	4,501,692

(1)In the case of resignation by giving six months’ advance notice without good reason by Messrs. Grandisson, Morin, Papadopoulo, or Rajeh, the Company may elect to place them on “garden leave” during all or part of the notice period. In this event, each of these individuals will (a) continue to receive base salary and benefits through the garden leave period of up to six months, and (b) receive, following the end of the garden leave period, a cash lump sum payment equal to one half of the sum of (i) the “bonus amount” (which is the greater of the annual target bonus or the average of the annual bonuses received for the preceding three years) and (ii) a pro-rated portion of the “bonus amount” through the date of notice (in the case of Mr. Grandisson, through the date of termination, less any period of garden leave). If the Company does not elect to place them on garden leave, and these individuals continue to work during the six month notice period, they will be entitled to receive the amounts set forth in the preceding sentence pursuant to their respective employment agreement. See “Employment Arrangements.” For a termination date of December 31, 2020, the total of these cash amounts accruing from the notice date would have been $2.8 million for Mr. Grandisson, $1.2 million for Mr. Morin, $2.1 million for Mr. Papadopoulo and $1.3 million for Mr. Rajeh. In addition, if the Company elects to extend their noncompetition period for six months after the end of the notice or garden leave period, Messrs. Grandisson, Morin, Papadopoulo and Rajeh will (a) continue to receive base salary and medical benefits through the extended noncompetition period and (b) receive, during the extended noncompetition period, payments in the aggregate equal to one half of the sum of (i) the “bonus amount” and (ii) a pro-rated portion of the “bonus amount” through the date of notice of termination. For a termination date of December 31, 2020, and a six month extension of the noncompetition period, the total of these cash amounts would have been $2.8 million for Mr.

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Grandisson, $1.2 million for Mr. Morin, $2.1 million for Mr. Papadopoulo and $1.3 million for Mr. Rajeh.
(2)Since Mr. Papadopoulo is of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as he does not engage in a competitive activity (as defined in the applicable award agreements). In the event Mr. Papadopoulo engages in a competitive activity following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced.
(3)Mr. Rajeh participated under the Formula Approach of our Bermuda Incentive Compensation Plan for underwriting years through 2017. In the event of termination on December 31, 2020 due to death, termination without cause or termination for good reason, Mr. Rajeh would have been entitled to payments in full settlement under the Formula Approach in the amounts determined by the Compensation Committee, taking into account such factors it deems relevant including that such amounts are generally subject to recalculation over the applicable 10-year development periods for open underwriting years. As of December 31, 2020, such amounts for Mr. Rajeh are estimated to be up to approximately $4.6 million. Any such payments would be made by the end of the year following termination.
Mr. Gansberg participated under the Formula Approach of our Incentive Compensation Plan for underwriting years through 2018. In the event of termination on December 31, 2020 due to death, termination without cause or termination for good reason, Mr. Gansberg would have been entitled to payments under the Formula Approach attributable to underwriting years in which he participated prior to the year of termination on the same basis as if he remained employed, based on the ongoing recalculated results for such underwriting years over their applicable 10-year development periods. As of December 31, 2020, such amounts for Mr. Gansberg are estimated to be up to approximately $1.5 million in the aggregate. Any such payments would be made at the same times they are regularly made to active employees for such underwriting years.
Under Mr. Grandisson’s employment agreement, in the event of his death, his estate would receive an amount equal to two times the sum of his annual base salary and his target annual bonus. Such amount would be paid in a lump sum and offset by the amount of any proceeds received by his estate from life insurance provided by the Company. The amount set forth above reflects an offset of $1.0 million for life insurance coverage currently provided by the Company.
(4)Upon termination on December 31, 2020, due to disability, Mr. Rajeh would have been entitled to payments in full settlement under the Formula Approach as described in footnote 3 above for Mr. Rajeh, provided he did not engage in competition with the Company.
Upon termination on December 31, 2020 due to disability, Mr. Gansberg would have been entitled to payments under the Formula Approach attributable to underwriting years in which he participated prior to the year of termination on the same basis as if he remained employed, based on the ongoing recalculated results for such underwriting years over their applicable 10-year development periods, provided he did not engage in competition with the Company. As of December 31, 2020, such amounts for Mr. Gansberg are estimated to be up to approximately $1.5 million in the aggregate. Any such payments would be made at the same times they are regularly made to active employees for such underwriting years.
Under Mr. Grandisson’s employment agreement, in the event his employment terminates due to his permanent disability, he would be entitled to payment of an amount equal to 40% of his base salary through the date he reaches age 65, offset by proceeds scheduled to be received from any disability insurance coverages provided by the Company. The disability insurance coverage currently provided by the Company exceeds the amount otherwise payable by the Company.
(5)Under Mr. Grandisson’s employment agreement, in the event his employment is terminated by the Company without cause or by him for good reason, he would be entitled to (a) base salary for the number of months equal to the excess of 24 months over the number of months, if any, he is on garden leave (during which he would continue to receive base salary), (b) two times his target annual bonus and (c) a pro-rated portion of his target annual bonus based on the period through the date of termination, less any period he is on garden leave.
The amounts above assume a termination date of December 31, 2020, a notice of termination date of June 30, 2020 and a six- month garden leave period between the notice and termination dates. The amounts include base salary payable during the garden leave period.
(6)Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 31, 2020 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2020 under the various circumstances presented.
(7)Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.
(8)In the case of termination by the Company without cause or by Messrs. Morin, Papadopoulo or Rajeh for good reason, each will be entitled to receive 12 months of base salary from the date of notice of termination and an amount equal to the sum of the (a) the annual target bonus plus (b) a pro-rated portion of the annual target bonus through the date of notice, one half of which amount shall be paid in a single lump sum on the date that is 60 days following the date of termination and the remaining half will be payable in equal monthly installments over six months following the date of termination.
(9)In the case of termination by the Company without cause or by Mr. Gansberg for good reason, he will be entitled to (a) an amount equal to the sum of his annual base salary, his target annual bonus, and a pro-rated portion of his target annual bonus for the year of termination and (b) so long as such termination does not occur within two years after a change in control, unvested equity awards that have been granted after the date of his employment agreement and held by him for at least one year will vest upon termination, in the case of unvested performance awards, based upon the lesser of (x) target performance, or (y) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding termination for which performance can be determined). The payments referred to in clause (a) above will be made in 12 equal monthly installments following the date of termination.

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Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total compensation of our CEO relative to the median of the annual total compensation of our employees. We identified the median employee from among our global employee population (excluding the CEO) as of December 31, 2020. Our global employee population included all of our full-time and part-time employees who were employed on December 31, 2020.
CEO Pay Ratio— 64 to 1
We determined each employee’s consistently applied compensation measure which was equal to the sum of the following pay components:
▪2020 base salary;
▪bonuses paid during 2020;
▪variable incentive compensation paid during 2020; and
▪the fair value of all equity grants made during 2020.
We annualized the 2020 base salary for full-time employees that were not employed by us for all of 2020. Amounts paid in currencies other than U.S. dollars were converted into U.S. dollars based on the applicable exchange rate at December 31, 2020.
Based on each employee’s consistently applied compensation measure, we were able to identify the median employee who was a full-time, permanent employee based in the United States.
After identifying the median employee, we calculated the median employee’s annual total compensation for 2020 using the same requirements applied to calculate our CEO annual total compensation as set forth in the “2020 Summary Compensation Table,” and then added the estimated value of the median employee’s health plan benefits.
Based on the foregoing, the annual total compensation calculated for the median employee for 2020 was $131,168. For purposes of the pay ratio rule, the annual total compensation calculated for our CEO for 2020, was $8,339,087, as set forth in the “2020 Summary Compensation Table,” plus $32,138, the estimated value of our CEO’s health plan benefits, or $8,371,225.
Accordingly, for 2020, our CEO to median employee pay ratio was 64 to 1.
Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Marc Grandisson
Mr. Grandisson’s employment agreement provides for annual base salary of $1,000,000 and eligibility to participate in an annual bonus plan with a target of 165% of his annual base salary and other terms set by the Board. Mr. Grandisson is entitled to participate in employee benefit programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which include housing expenses and automobile allowance.
Mr. Grandisson’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Grandisson providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Grandisson is terminated by us without cause or by him for good reason, he will be entitled to receive his annual base salary through the date of termination. He will also receive (i) an amount equal to his base salary for the excess of 24 months over the period, if any, of his “garden leave” (as described below), payable over six months following termination, (ii) an amount equal to the sum of (x) two times his target annual bonus plus (y) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), one half of which sum will be paid on the date that is 60 days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Grandisson will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to 18 months after the date of termination. Mr. Grandisson will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.

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If Mr. Grandisson’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump-sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), which payment will be made 60 days following termination.
If Mr. Grandisson’s employment is terminated by us for cause, he will receive base salary and employee benefits through the date of termination. In the case of termination due to his death, his beneficiaries or estate will receive a lump sum payment equal to two times the sum of his base salary and target annual bonus, offset by proceeds of life insurance coverages provided by us. In the case of termination due to his permanent disability, he will receive an amount per annum equal to 40 percent of his annual base salary until he reaches age 65, offset by proceeds scheduled to be received by him from any disability insurance provided by us, and any payments scheduled to be made after the first anniversary of termination will be made on such first anniversary. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to 12 months after the date of termination.
Following any notice of termination, whether by us or Mr. Grandisson, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Grandisson perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Grandisson will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Grandisson has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Grandisson’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Grandisson, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Grandisson’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Grandisson has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Grandisson is on garden leave, as described above.
François Morin, Nicolas Papadopoulo and Maamoun Rajeh
The following summarizes our employment agreements with Messrs. Morin, Papadopoulo and Rajeh (collectively referred to as the “Executives”).
Each of the employment agreements provides for annual base salary and eligibility to participate in an annual bonus plan with a target annual bonus and other terms set by the Board. Mr. Morin’s annual base salary is $675,000, and his target annual bonus is 135% of his annual base salary. Mr. Papadopoulo’s annual base salary is $800,000, and his target annual bonus is 150% of his annual base salary. Mr. Rajeh’s annual base salary is $725,000, and his target annual bonus is 135% of his annual base salary. The Executives are also entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
The employment period under each of the employment agreements will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause; (b) immediately upon our providing notice of termination for cause; (c) the six month anniversary of the Executive providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination as a result of the Executive’s permanent disability; and (e) the date of the Executive’s death. The first of such dates is referred to as the “date of termination.”
The agreements provide that if the employment of the Executive is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event the Executive will also receive an amount equal to the sum of

61	| 2021 PROXY STATEMENT

(i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is 60 days following the date of termination and the remaining half of which will be paid over six months following the date of termination. The Executive will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. The Executive will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If the Executive’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment will be made 60 days following termination.
If the Executive’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, the Executive (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to 12 months after the date of termination.
Following any notice of termination, whether by us or the Executive, and until the date of termination, we may direct, in our sole and exclusive discretion, that the Executive perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, the Executive will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Each Executive has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if the Executive‘s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay the Executive, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on the Executive’s delivery of a general release of claims and his compliance with the restrictive covenants. Each Executive has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that the Executive is on garden leave, as described above.
David E. Gansberg
Mr. Gansberg’s employment agreement, dated as of March 1, 2019, provides for annual base salary of $725,000 and eligibility to participate in an annual bonus plan with a target of 135% of his annual base salary. He is also entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives.
Mr. Gansberg received equity awards on the date of execution of the agreement with an aggregate value of $376,250, in the form of stock options and performance shares. The performance shares will vest on March 10, 2022 based on achievement of performance goals, and the stock options provide for vesting in three equal installments, one-third on each of the first anniversary of the grant date and February 28, 2021, and the remaining one-third vesting on February 28, 2022. Mr. Gansberg will also be entitled to further participate in the Company’s share-based award plans, as determined by our Board.
The employment period will end on March 1, 2022, subject to automatic extension for successive one year periods following the end of the original term until either we or Mr. Gansberg provide at least 90 days prior notice of non-extension. The employment period may also be terminated prior to the end of the term (as it may be extended) by Mr. Gansberg for “good reason” (as defined in the agreement), by us for any reason or due to Mr. Gansberg’s death or permanent disability.
The agreement provides that if the employment of Mr. Gansberg is terminated by us without cause (including due to our providing notice of non-extension) or by him

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for good reason, he will be entitled to the following: (A) an amount equal to the sum of his annual base salary, his target annual bonus, and a pro-rated portion of his target annual bonus for the year of termination, (B) payments under the Company’s Incentive Compensation Plan in accordance with the terms of the plan and (C) unvested equity awards that have been granted after the date of the agreement and held by Mr. Gansberg for at least one year will vest upon termination, (in the case of unvested performance awards, based upon the lesser of (x) target performance, or (y) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding termination for which performance can be determined) (except that the vesting of any such awards shall be governed by the applicable award agreements in the event such termination of employment occurs within two years after a change in control or after attainment of retirement age). Mr. Gansberg will be entitled to such benefits only if he has fully complied with his restrictive covenants and he has entered into a general release of claims in favor of the Company. The payments referred to in clause (A) above will be made in 12 equal monthly installments following the date of termination. Mr. Gansberg’s major medical insurance coverage benefits will also continue for up to 12 months after the date of such termination.
The amount otherwise payable under clause (A) above will be increased as follows in the event of such a termination of Mr. Gansberg’s employment within the following periods (and not within two years after a change in control): (I) prior to June 1, 2021, increased by 100% of the base salary as in effect on the date of the agreement; (II) on or after June 1, 2021 and prior to June 1, 2022, increased by 50% of the base salary as in effect on the date of the agreement; and (III) on or after June 1, 2022, no increase.
Mr. Gansberg has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Gansberg‘s termination of employment occurs as a result of his resignation other than for good reason or pursuant to his provision of notice of non-extension, the noncompetition period will continue beyond the date of termination only if (i) we pay him, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, (B) the bonus amount (which is the greater of (I) his target annual bonus for the year of termination, or (II) the average of his actual annual bonus for the immediately preceding three years) and (C) a pro-rated portion of his bonus amount for the year of termination; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on his delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Gansberg has also agreed not to solicit our employees or customers for a period of one year following termination.

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AUDIT MATTERS
Report of the Audit Committee of the Board
The Audit Committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that Arch Capital’s financial statements are in all material respects complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements are the responsibility of the Company’s management. The Company’s independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by Arch Capital from time to time which seek to ensure that the business of Arch Capital is conducted in an ethical and legal manner.
The Audit Committee has reviewed and discussed the consolidated financial statements of Arch Capital and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”), management’s annual assessment of the effectiveness of Arch Capital’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting, with management of Arch Capital and PricewaterhouseCoopers LLP, independent registered public accounting firm for Arch Capital.
The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of Arch Capital and PricewaterhouseCoopers LLP referred to above, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee has recommended to the Board that Arch Capital publish the consolidated financial statements of Arch Capital and its subsidiaries for the year ended December 31, 2020 in our 2020 Annual Report.

AUDIT COMMITTEE Brian S. Posner (Chairman) Laurie S. Goodman Eugene S. Sunshine Thomas R. Watjen

2021 PROXY STATEMENT |	64

Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020	2019	Description
Audit Fees	$9,012,788	$8,252,824
Includes fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q and statutory audits for our insurance subsidiaries. Audit fees for the year ended December 31, 2020 increased when compared to prior year primarily due to acquisitions in prior years resulting in increased reporting requirements in 2020.

Audit Related Fees	370,542	295,891
Includes fees for assurance and related services that are traditionally performed by independent accountants, including employee benefit plan audits, due diligence related to mergers and acquisitions, regulatory and compliance attestations and agreed-upon procedures not required by regulation. Audit related fees for the year ended December 31, 2020 increased when compared to prior year primarily due to procedures performed in connection with the Company’s debt issuance in 2020.

Tax Fees	801,160	459,362
Fees for tax services consists primarily of fees for tax compliance, tax advice and tax planning. Tax fees for the year ended December 31, 2020 increased when compared to prior year primarily due to advice on (Re)structuring and business combinations.

All Other Fees	153,195	251,120	Fees for services that are not included in the above categories consisted primarily of software licenses and professional services rendered in connection with various consulting services.
Total[1]	$10,337,685	$9,259,197
1    Excludes fees related to audit work for Watford, which are subject to approval by Watford’s board of directors and its Audit Committee. We own senior notes, common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. We consolidate Watford’s results under applicable accounting guidance. In the 2020 fourth quarter, we entered into agreements pursuant to which we, together with certain investment funds managed by Kelso & Company and certain investment funds managed by Warburg Pincus LLC, expect to acquire all of the common shares of Watford in transactions expected to close in the first half of 2021, subject to customary closing conditions including regulatory and shareholder approval. Please see note 12, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2020 Annual Report, for additional information about our ownership interest in Watford.
The Audit Committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

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ITEM 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of Arch Capital for the year ending December 31, 2021. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2021. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the voting power of all of our issued and outstanding common shares represented at the Annual Meeting will be required for the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

2021 PROXY STATEMENT |	66

SUBSIDIARY DIRECTORS
Under our bye-law 75, the boards of directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board, must consist of persons who have been elected by our shareholders as designated company directors (“Designated Company Directors”).
ITEM 4—ELECTION OF SUBSIDIARY DIRECTORS
Nominees
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Investment Management Ltd.
François Morin; Chiara Nannini	W. Preston Hutchings; François Morin

Arch Credit Risk Services (Bermuda) Ltd.	Arch Global Services Holdings Ltd.
Seamus Fearon; H. Beau Franklin; James Haney	Chris Hovey; François Morin

Arch Investment Property Holdings Ltd.	Arch Underwriters Ltd.
Robert Appleby; W. Preston Hutchings; David J. Mulholland	Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh

Arch Investment Holdings I Ltd., Arch Investment Holdings II Ltd., Arch Investment Holdings III Ltd., Arch Investment Holdings IV Ltd.	Barbican Management Service (Bermuda) Limited
W. Preston Hutchings; François Morin; David J. Mulholland	Roderick Romeo; Tim Peckett

Alternative Re Holdings Limited, Alternative Re Limited	Greysbridge Holdings Ltd., Greysbridge Ltd.
François Morin; Chiara Nannini	Pierre Jal

Arch Reinsurance Ltd.	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated herein)
Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh	François Morin; Maamoun Rajeh

Robert Appleby, 59, has served as a director of Arch Investment Property Holdings Ltd. since November 2016. He is a co-founder of ADM Capital, and its Joint Chief Investment Officer and the founder of Cibus Fund, a London-based private equity platform, which focuses on investment opportunities in the food and agricultural arena. Mr. Appleby is a director of the ADM Capital Foundation, a charitable organization established to promote environmental conservation. Prior to this, he served 13 years with Lehman Brothers. Mr. Appleby holds a B.A. in Zoology and Anthropology from Oxford University and an M.A. in Zoology.
Matthew Dragonetti, 51, is President and Head of Property for Arch Re Bermuda, a position he has held since November 2017. From 2012 to 2017, Mr. Dragonetti was the Head of Worldwide Property. He joined Arch Re
Bermuda in November 2001 as a Senior Underwriter for U.S. Treaty Property, ultimately becoming Head of U.S. Property in 2005. Before joining Arch Re Bermuda, he served as Vice President at Odyssey Re and prior to that, he was a Vice President of Property Treaty for Terra Nova (Bermuda) Holdings Ltd. from 1998 to 2000. He started his reinsurance career at F&G Re as an Assistant Vice President international property from 1995 to 1998. Mr. Dragonetti has a B.S in Economics from Pennsylvania State University and an M.B.A. from Northeastern University.
Seamus Fearon, 40, serves as Executive Vice President, Credit Risk Transfer and Services for the Global Mortgage Group of Arch Capital. Mr. Fearon joined Arch Capital in September 2012 and previously served as the Chief Actuary of the Global Mortgage Group. Prior to joining

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Arch, Mr. Fearon was Associate Director and Actuary for KPMG Dublin from 2008 to 2012. From 2003 to 2008, he was Pricing Actuary for Aviva General Insurance Ltd. Mr. Fearon is a Fellow of the Institute and Faculty of Actuaries and holds a B.Sc. in Actuarial Mathematics from Dublin City University. He also completed the Program for Leadership Development from Harvard Business School.
H. Beau Franklin, 51, is President and Chief Executive Officer, an Arch Capital position, for the International Mortgage Group. He joined Arch Capital in 2008 to assist in the development of the mortgage insurance segment and left in early 2010 to pursue personal interests. In 2012, Mr. Franklin consulted with Arch Capital to determine the feasibility of developing an Australian domiciled mortgage insurer. From May 2015 to September 2017, Mr. Franklin was appointed Chief Executive Officer of Arch LMI Pty Ltd. Prior to joining Arch, and for the period from 1998 to September 2008, Mr. Franklin was President and Chief Executive Officer of Financial Security Assurance International Ltd., and a director of XL Financial Assurance Ltd., which later became Syncora Capital Assurance Ltd. Mr. Franklin holds a B.A. from Bond University in Australia.
Jerome Halgan, 47, was appointed Chief Executive Officer of Arch Re Bermuda in January 2018. Mr. Halgan joined Arch in 2009 as Senior Underwriter with Arch Re Bermuda in Bermuda before being promoted to Chief Underwriting Officer in June 2012. He then took on the role of President of Arch Re (U.S.) in August 2014, a position he held until January 2016, when he was named Chairman, President and Chief Executive Officer of Arch Re (U.S.) before assuming his current role. Prior to Arch, Mr. Halgan worked with the Berkshire Hathaway Reinsurance Group as a Vice President from 2001 to 2009 and with Sorema N.A. Reinsurance Group from 1996 to 2001 with responsibilities within property underwriting and business analysis. Mr. Halgan holds an M.B.A. from the Stern School of Business and an engineering degree from the École Supérieure d’Électricité in France.
James Haney, 55, is Vice President and mortgage underwriter for Arch Re Bermuda. Mr. Haney joined Arch in January 2014 upon Arch Capital’s purchase of assets from PMI Mortgage Insurance Company (“PMI”) where he spent eight years as PMI’s Director - Risk Transfer and Structured Transactions. Prior to PMI, Mr. Haney was the Director - Corporate Development, Acquisitions, and Finance for Irwin Home Equity Corporation from 1995 to 2006. From 1989 to 1994, he was an analyst in the mortgage trading group at Credit Suisse First Boston. Mr. Haney holds a B.S. in Operations Research from Columbia University School of Engineering and Applied Science and an M.B.A. from St. Mary’s College of California.
Chris Hovey, 54, is Chief Operations Officer of Arch Capital Services LLC. From July 2018 to January 2020, Mr. Hovey served as Executive Vice President and Chief Information Officer at Arch Capital Services LLC (formerly Arch Capital Services Inc.). Prior to that, he held the role of Chief Operating Officer of Arch Mortgage Insurance Company. Before joining Arch, Mr. Hovey acted as Chief Operating Officer for PMI since 2011. He also served as Senior Vice President of servicing operations and loss management for PMI, which he originally joined in 2002. Mr. Hovey holds a B.A. from San Francisco State University and an M.B.A. from Saint Mary’s College in Moraga, California.
W. Preston Hutchings, 65, has served as President of AIM since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received an M.A. in Jurisprudence from Oxford University in 1981, where he studied as a Rhodes Scholar.
Pierre Jal, 43, was appointed Global Chief Underwriting Officer for Arch Re Bermuda in November 2017. Mr. Jal joined Arch Re Europe as an underwriter/actuary in July 2007. He was appointed to senior international casualty/specialty underwriter in 2011. In 2012, Mr. Jal was appointed Chief Underwriting Officer P&C for Arch Re Europe. He was promoted to Chief Underwriting Officer in 2014. Prior to joining Arch, Mr. Jal held various underwriting and actuarial positions. From 2005 to 2007, he served as Underwriter/Head of Actuarial Department, of Scor Global P&C in Switzerland. From 2004 to 2005, he was first pricing actuary in charge of Nordics and the Netherlands before being promoted to reinsurance underwriter in charge of the French Market at Alea in Switzerland. Prior to this, Mr. Jal was an actuarial consultant at GECALUX in Luxemburg from 2002 to 2004. He started his reinsurance career in 2001 as a reinsurance pricing actuary at Gerling Globale Re in France. Mr. Jal holds an M.Sc. in Actuarial Science and is a fully qualified Member of the French Institute of Actuaries.
François Morin, 53, is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since

2021 PROXY STATEMENT |	68

May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.
David J. Mulholland, 54, has served as Senior Vice President and Chief Administrative Officer of AIM since November 2011. Prior to November 2011, he served as Vice President at AIM, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Chiara Nannini, 41, has practiced law at Conyers Dill & Pearman Limited (“Conyers”) since 2008, where she has been a director since 2017. Ms. Nannini obtained a B.A. in Politics and Italian from the University of Virginia in 2003 and received her law degree from the London School of Economics and Political Science in 2006. Since joining Conyers, Ms. Nannini was based in Conyers’ São Paulo, Brazil office from 2010 to 2013.
Tim Peckett, 56, joined Arch Re Bermuda as General Counsel in September 2004. Prior to joining Arch Re Bermuda, Mr. Peckett worked in an international insurance law practice in London and thereafter became General Counsel for Spectrum Syndicate Management, a Lloyd’s managing agent. He graduated in 1986 with a B.A from the University of Western Ontario and obtained his LLB from Bristol University in 1989. Mr. Peckett is admitted as a Solicitor of the Supreme Court in England and Wales in 1993 and is also admitted to the Bermuda Bar.
Maamoun Rajeh, 50, has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Re Europe from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Roderick Romeo, 52, was appointed Chief Financial Officer for Arch Re Bermuda in October 2018. Mr. Romeo joined Arch Re Bermuda in July 2013 as the Controller of Strategic Ventures. From November 2013 to September 2018, he also served as the Acting-Chief Financial Officer and then the Acting-Chief Accounting Officer of Watford Re Ltd. Prior to joining Arch Re Bermuda, Mr. Romeo was the Controller of Aeolus Reinsurance Ltd., Aeolus Capital Management Ltd. and Aeolus Re Ltd. From 2001 to 2007, he held various financial and accounting positions at several subsidiaries within XL Group Ltd. Mr. Romeo started his career in 1994 with PricewaterhouseCoopers. He graduated in 1994 with a Bachelor of Commerce - Major in Accounting from Saint Mary’s University in Canada. Mr. Romeo is a Chartered Professional Accountant, Chartered Accountant and a member of the Chartered Professional Accountants of Bermuda.
Required Vote
The affirmative vote of a majority of the voting power of all of our issued and outstanding common shares represented at the Annual Meeting will be required for the election of Designated Company Directors.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

69	| 2021 PROXY STATEMENT

ANNEX A—GENERAL INFORMATION

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 6, 2021: For the convenience of our shareholders, this Proxy Statement and the 2020 Annual Report for the Annual Meeting to be held on May 6, 2021 are available at: proxyvote.com.
Notice and Access
We are furnishing proxy materials to our shareholders primarily via the internet under the SEC’s “Notice and Access” rules. On or about March 26, 2021, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2020 Annual Report. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet, by phone or with your mobile device.
We are providing internet distribution of our proxy materials to expedite receipt by shareholders, reduce costs and conserve paper. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.
Electronic Access to Proxy Materials
This Proxy Statement and our 2020 Annual Report are available at proxyvote.com or at the Company’s website,
archcapgroup.com. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents on the internet. By opting to access your proxy materials via the internet, you will:
▪ gain faster access to your proxy materials;
▪ help reduce production and mailing costs;
▪ reduce the amount of mail you receive; and
▪ save paper.
If you have already enrolled in the electronic access service, you will continue to receive your proxy materials by e-mail, unless and until you change your delivery preference.
Registered and Beneficial Shareholders may enroll in the electronic proxy and annual report access service for future annual meetings by registering at proxyvote.com. If you vote via the internet, simply follow the prompts that link you to that website.

Shareholders Entitled to Vote and Voting Standard
Our Board set March 9, 2021 as the record date for the meeting. This means that shareholders as of the close of business on that date are entitled to receive this notice of the Annual Meeting and vote at the Annual Meeting and any and all postponements or adjournments of the Annual Meeting.
On the record date, there were 403,276,494 common shares issued and outstanding and entitled to vote, subject to our bye-laws (described below). At that date, there were an estimated 3,040 holders of record and approximately 96,989 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. Only holders of the Company’s common shares may vote at the Annual Meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
How to Vote
You are encouraged to vote in advance of the Annual Meeting, even if you are planning to attend.

A-1	| 2021 PROXY STATEMENT

You can use any of the following methods listed to vote. Make sure you have your Notice, proxy card or Voting Instruction Form in hand and follow the instructions.
Registered Shareholders
Shareholders who hold their shares directly with our stock registrar, American Stock Transfer & Trust Company, can vote any one of several ways.
Via the Internet: Visit proxyvote.com and follow the instructions on the website.
If you vote via the internet or by phone, your voting instructions may be transmitted until 11:59 p.m. Eastern Daylight Time on May 5, 2021.
By Phone: Call 1-800-690-6903 and follow the voice prompts.
By Mail: Sign, date and return the proxy card.
By QR Code: Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your mobile device.
Attending the Meeting: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting (see below “Annual Meeting Attendance”).
Beneficial Shareholders
Shareholders who hold their shares beneficially through an institutional holder of record such as a bank or broker (sometimes referred to as holding shares “in street name”), will receive voting instructions from that holder of record. If you wish to vote at the Annual Meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting.

Quorum; Votes Required for Approval
The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, at least a majority of the voting power of our shares issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting will be required for approval of each of the proposals, except for Item 1 as described below and Item 2, which is advisory and does not have a required vote.
With respect to Item 1, in any uncontested election of directors, the affirmative vote of a majority of the votes cast will be required to elect each director. In the event of a director election in which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast for such directors. Our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be obligated to tender his or her resignation to the Board. The Nominating and Governance Committee or other Committee designated by our Board will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board would then be required to accept or reject the resignation within 90 days following certification of the election results, taking into account all relevant facts and circumstances, and would publicly disclose its reasons if the resignation is not accepted.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the Annual Meeting, and our inspector will tabulate votes cast during the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will not be considered in determining the number of votes necessary for approval of Item 1 and will be considered in determining the number of votes necessary for approval of Items 3 and 4.
Several of our officers and directors will be present at the Annual Meeting and available to respond to questions. Our independent auditors are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

2021 PROXY STATEMENT |	A-2

Effect of Your Proxy
Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.
If your valid proxy is received by internet, telephone or mail before the deadline, the persons designated as proxies will vote your shares per your directions. We have designated two of our officers as proxies for the 2021 Annual Meeting—Marc Grandisson and Dominic Smith.
Should any other matter not referred to in this Proxy Statement properly come before the meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve, an event that is not anticipated, your shares will be voted for the person designated by the Board to replace such nominee or, alternatively, the Board may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote
Registered Shareholders
When a valid proxy is received, but specific choices are not indicated, the designated proxies will vote as recommended by the Board.
Beneficial Shareholders
It is critical that you cast your vote if you want it to count in the election of directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank, broker or other holder of record on how to vote your shares, the holder of record will only have discretion to vote your uninstructed shares on the appointment of our independent registered public accounting firm (Item 3). The holder of record will not have discretion to vote your uninstructed shares on the election of four Class II directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2) or the election of certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 4), resulting in “broker non-votes” on those items.

Revoking Your Proxy or Changing Your Vote
You may change your vote at any time before the proxy is exercised.
Registered Shareholders
If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the internet or by phone, you may change your vote with a timely and valid later internet or telephone vote, or by voting by ballot at the meeting.
Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.
Beneficial Shareholders
Follow the specific directions provided by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your holder of record and present it at the meeting.

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Annual Meeting Attendance
If you were a shareholder as of the record date, March 9, 2021, you are invited to attend our Annual Meeting.
Where: virtualshareholdermeeting.com/ACGL2021
To log in to the Annual Meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders.

Submitting Questions in Advance:
Any questions for the Annual Meeting must be submitted in advance at shareholderinfo@archcapgroup.com by 11:59 p.m. Eastern Daylight Time on May 3, 2021.
Date:
Thursday, May 6, 2021

Time:
12:00 p.m. Eastern Daylight Time

Limitation on Voting Under Our Bye-laws
Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

2021 PROXY STATEMENT |	A-4

Proxy Solicitation
Proxies are being solicited by and on behalf of the Board. In addition to the use of the mail, proxies may be solicited by personal interview, phone, telegram and facsimile, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and verify records related to the solicitation for a fee of approximately $12,500 plus expenses. We will reimburse brokerage houses, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials. We may request by phone, facsimile, mail, electronic mail or other means the return of the proxy cards. Please contact MacKenzie Partners at 1-800-322-2885 with any questions you may have regarding our proposals.

Corporate Governance Materials
Shareholders can see our Board Committee Charters; Code of Business Conduct; Corporate Governance Guidelines and other corporate governance materials at archcapgroup.com. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archcapgroup.com

Reduce Duplicate Mailings
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered shareholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all shareholders at that address. This consolidated method of delivery will continue unless one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards or Notices that include each shareholder’s unique control number for voting the shares held in each account.
Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Broadridge by calling 1-866-540-7095, or send a written request to the Company’s Secretary at the address of our principal office.
Beneficial Shareholders may request information about householding from your bank, broker or other holder of record.

A-5	| 2021 PROXY STATEMENT

Shareholder Proposals for the 2022 Annual General Meeting
To be included in our Proxy Statement and form of proxy relating to the 2022 annual general meeting, all proposals of security holders intended to be presented at the 2022 annual general meeting must be received by the Company not later than November 26, 2021 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.
For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our bye-laws as described below.
Our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the annual general meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). The date of our 2022 annual general meeting is expected to be held no earlier than May 3, 2022 and no later than May 5, 2022. As a result, any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination no later than March 16, 2022. Any such proposal or nomination must include the information required under our bye-laws with respect to each proposal or nomination and the shareholder making such proposal or nomination.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the annual general meeting and who is entitled to vote at the annual general meeting.
Proposals and other items of business should be directed to the attention of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255
E-Mail: shareholderinfo@archcapgroup.com

Contacting Our Board, Individual Directors and Committees
You can contact any of our directors by writing to them care of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archcapgroup.com
Employees and others who wish to contact the Board or any member of the Audit Committee to report any complaint or concern with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using the above address.

Registered and Principal Executive Offices

Our registered office is located at:	Our principal executive offices are located at:
Clarendon House 2 Church Street Hamilton HM 11, Bermuda Phone: (441) 295-1422	Waterloo House, Ground Floor 100 Pitts Bay Road Pembroke HM 08, Bermuda Phone: (441) 278-9250

2021 PROXY STATEMENT |	A-6

ANNEX B—NON-GAAP FINANCIAL MEASURES
In presenting our results for purposes of compensation determinations, we include and discuss certain non-GAAP financial measures as defined in Regulation G. We believe that these non-GAAP financial measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with GAAP.
After-tax operating income available to Arch common shareholders is defined as net income available to Arch common shareholders, excluding net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and income taxes. The table below presents the reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders.
Annualized operating return on average common equity (“Operating ROE”) represents after-tax operating income available to Arch common shareholders divided by average common shareholders’ equity during the period. Management uses Operating ROE as a key measure of the return generated to our common shareholders.
The following table summarizes our consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders. Each line item reflects the impact of our percentage ownership of Watford’s common equity during such period.

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2020	2019
Net income available to Arch common shareholders (a)	$1,363,909	$1,594,707
Net realized (gains) losses	(814,808)	(349,848)
Equity in net (income) of investment funds accounted for using the equity method	(146,693)	(123,672)
Net foreign exchange losses (gains)	80,591	10,732
Transaction costs and other	9,964	14,444
Income tax expense (benefit)	64,145	16,276
After-tax operating income available to Arch common shareholders (b)	$557,108	$1,162,639

Beginning common shareholders’ equity	$10,717,371	$8,659,827
Ending common shareholders’ equity	12,325,886	10,717,371
Average common shareholders’ equity (c)	$11,521,629	$9,688,599

Annualized return on average common equity (a)/(c)	11.8%	16.5%
Annualized operating return on average common equity (b)/(c)	4.8%	12.0%

B-1	| 2021 PROXY STATEMENT

Tangible book value per common share represents common shareholders’ equity available to Arch less goodwill and intangible assets (including the impact of our percentage ownership of Watford’s goodwill). We believe that tangible book value per common share is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following table provides a reconciliation of book value per common share to tangible book value per common share:

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2020	2019
Total shareholders’ equity available to Arch	$13,105,886	$11,497,371
Less preferred shareholders’ equity	780,000	780,000
Common shareholders’ equity available to Arch (a)	$12,325,886	$10,717,371
Less: goodwill and intangible assets	681,943	731,427
Common shareholders’ equity available to Arch less goodwill and intangible assets (b)	$11,643,943	$9,985,944

Common shares and common share equivalents outstanding, net of treasury shares (c)	406,720,642	405,619,201

Book value per common share (a)/(c)	$30.31	$26.42
Tangible book value per common share (b)/(c)	$28.63	$24.62

Underwriting income represents the pre-tax profitability of our underwriting operations and includes net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to our individual underwriting operations. Underwriting income or loss does not incorporate items included in the corporate (non-underwriting) segment. Refer to note 4, “Segment Information” to the consolidated financial statements in our 2020 Annual Report for a reconciliation of underwriting income to net income.

2021 PROXY STATEMENT |	B-2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 5, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **virtualshareholdermeeting.com/ACGL2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 5, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D35781-P49021

TO VOTE FOR ON ALL PROPOSALS OR AGAINST ON ALL PROPOSALS OR TO ABSTAIN ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. NO OTHER VOTE IS NECESSARY NOR WILL IT BE RECOGNIZED.

For All	Against All	Abstain All
☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

1. To elect the nominees listed as Class II Directors of the Company for a term of three years or until their respective successors are duly elected and qualified.

	For	Against	Abstain
1a. Eric W. Doppstadt	☐	☐	☐
1b. Laurie S. Goodman	☐	☐	☐
1c. John M. Pasquesi	☐	☐	☐
1d. Thomas R. Watjen	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To appoint PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

4. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

	For	Against	Abstain
4a. Robert Appleby	☐	☐	☐
4b. Matthew Dragonetti	☐	☐	☐
4c. Seamus Fearon	☐	☐	☐
4d. H. Beau Franklin	☐	☐	☐
4e. Jerome Halgan	☐	☐	☐
4f. James Haney	☐	☐	☐
4g. Chris Hovey	☐	☐	☐
4h. W. Preston Hutchings	☐	☐	☐
4i. Pierre Jal	☐	☐	☐
4j. François Morin	☐	☐	☐
4k. David J. Mulholland	☐	☐	☐
4l. Chiara Nannini	☐	☐	☐
4m. Tim Peckett	☐	☐	☐
4n. Maamoun Rajeh	☐	☐	☐
4o. Roderick Romeo	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 6, 2021

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

D35782-P49021

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 6, 2021

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").

The undersigned hereby appoints Marc Grandisson and Dominic Smith as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 9, 2021, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 6, 2021, and any adjournment thereof, upon all matters that may properly come before the annual general meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual general meeting.**

The undersigned hereby acknowledges receipt of the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side